Exhibit 10.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and among
Thor Industries, Inc., as Purchaser
Heartland RV Holdings, L.P., as Seller
Towable Holdings, Inc., as Holdings
Heartland Recreational Vehicles, LLC, as the Company
and
the other parties listed on the signature pages hereto
September 16, 2010

i

EXHIBITS

EXHIBIT 6.01(i)	Form of Non-Competition Agreement

EXHIBIT 6.01(j)	Form of Registration Rights Agreement

EXHIBIT 6.01(k)	Form of Release

EXHIBIT 6.01(m)	Form of Stock Restriction Agreement

EXHIBIT 6.01(n)	Investment Letters

ANNEXES

ANNEX 2.01	Capital Leases

ANNEX 2.01(a)(i)	Indebtedness to be Repaid at Closing

ANNEX 2.01(a)(ii)	Transaction Expenses

ANNEX 2.01(b)	Seller Limited Partners (to be updated in accordance with Section 5.07)

ANNEX 2.02	Determination of Stockholder Equity

ANNEX 5.03(b)	Historic Tax Indemnitees

ANNEX 6.01(a)	Governmental Entities Consent

ANNEX 8.02(a)(iii)	Other Indemnified Matters

STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT dated as of September 16, 2010 (this “Agreement”) by and among Thor Industries, Inc., a Delaware corporation (“Purchaser”), Heartland RV Holdings, L.P., a Delaware limited partnership (“Seller”), Towable Holdings, Inc., a Delaware corporation (“Holdings”), Heartland Recreational Vehicles, LLC, an Indiana limited liability company (the “Company” and, together with Holdings, the “Company Parties”), and, solely with respect to Section 2.02(a)(vii), (viii) and (ix), Article III.B., Article VIII, Article IX, Article X and Article XI of this Agreement, the other parties listed on the signature pages hereto (the “Seller Owners”).
W I T N E S S E T H:
          WHEREAS, the Company is engaged in the business (the “Business”) of manufacturing and marketing recreational vehicles, consisting of travel trailers and fifth-wheel vehicles (the “Products”);
          WHEREAS, Seller owns all of the issued and outstanding capital stock of Holdings (the “Purchased Shares”) and has agreed to cause Holdings and the Company to enter into this Agreement and consummate the transactions contemplated hereby and, in its capacity as sole stockholder of Holdings, to enter into this Agreement and consummate the transactions contemplated hereby; and
          WHEREAS, Purchaser desires to acquire the Purchased Shares from Seller and Seller desires to sell the Purchased Shares to Purchaser, all in accordance with the terms and conditions of this Agreement and the documents contemplated hereby.
          NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:
Article I
PURCHASE AND SALE
          SECTION 1.01 Purchase and Sale.
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Purchased Shares, free and clear of any and all Liens.
Article II
PURCHASE PRICE
          SECTION 2.01 Purchase Price.
     The aggregate amount of consideration to be paid by Purchaser to Seller for all of the Purchased Shares shall be (x) One Hundred Million Dollars ($100,000,000) minus the amounts outstanding on the capital leases of the Company in accordance with United States generally accepted accounting principles (“GAAP”) listed on Annex 2.01 (the “Estimated Capital Leases Amount”) (the amount calculated in accordance with this clause (x), the “Cash Consideration”) and (y) 4,300,000 shares of common stock, par value $0.10 per share, of Purchaser (the “Equity Consideration” and, together with the Cash

Consideration, the “Purchase Price”), as such Purchase Price may be subject to adjustment in accordance with Section 2.02. The initial Purchase Price shall be paid at the Closing as follows:
          (a) The Cash Consideration shall be paid at Closing, as follows:
          (i) First, Purchaser shall pay off the outstanding indebtedness under the financing arrangements set forth on Annex 2.01(a)(i) (the “Closing Date Debt Obligations”) (pursuant to the payoff letters described in Section 6.01(d)) that remains outstanding after giving effect to the use by the Company of all of the Estimated Closing Cash to repay a portion of the Closing Date Debt Obligations, where “Estimated Closing Cash” means the cash and cash equivalents of Holdings and its Subsidiaries, determined in accordance with GAAP as in effect on the date hereof, as of immediately prior to the Closing (and, for the avoidance of doubt, without giving effect to the use of such cash and cash equivalents in accordance with this Section 2.01(a)(i)) in an amount estimated by Seller and communicated in writing by Seller to Purchaser on the Closing Date;
          (ii) Second, Purchaser shall pay to one or more accounts designated by Seller in writing on the Closing Date an amount equal to the fees and expenses incurred by or on behalf of Seller, Seller Owners, Seller Limited Partners and/or Holdings and its Subsidiaries in connection with the transactions contemplated by this Agreement, payable by any such Persons to outside legal counsel, accountants, advisors, brokers and other third parties and unpaid as of immediately prior to the Closing, all as set forth on Annex 2.01(a)(ii); and
          (iii) Third, Purchaser shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in writing on the Closing Date an amount equal to the Cash Consideration minus the amounts payable at the Closing pursuant to Section 2.01(a)(i) and (ii); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to Section 2.01(a)(i) and (a)(ii) and this Section 2.01(a)(iii) exceed the Cash Consideration;
          (b) Seller hereby instructs Purchaser to deliver the Equity Consideration to the limited partners of Seller or the parent entities of such limited partners (the “Seller Limited Partners”) as set forth on Annex 2.01(b) which shall be updated by Seller in accordance with Section 5.07. The Equity Consideration shall be in the form of stock certificates evidencing the ownership of Equity Consideration in the respective share amounts set forth opposite the names of the Persons on Annex 2.01(b). The Equity Consideration shall be validly issued, fully paid and nonassessable and free and clear of any Liens, except, with respect to the Seller Limited Partners who are party thereto, as set forth in the Stock Restriction Agreement (as defined in Section 6.01(l)) for the Seller.
          SECTION 2.02 Post Closing Adjustment of the Purchase Price.
     Following the Closing and pursuant to Section 2.02(a), the Purchase Price will be adjusted downward, on a dollar for dollar basis, to the extent that Holdings’ stockholder equity as of immediately prior to the Closing (but without giving effect to the payments contemplated by Section 2.01(a)(i)) as finally determined in accordance with GAAP, as in effect on the date hereof, applied on a basis consistent with the Company Parties’ past practices (to the extent applicable), except as otherwise set forth in Annex 2.02 (“Stockholder Equity”), is less than Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000). The Stockholder Equity shall be determined and calculated strictly in accordance with Annex 2.02 using the applicable line items set forth on the Audited Closing Balance Sheet (as defined below) as agreed upon by the parties in accordance with Section 2.02(a). Following the Closing and pursuant to Section 2.02(a), the Purchase Price shall also be adjusted (x) (A) upward, on a dollar for dollar basis, if the Final Closing Cash (as defined below) exceeds the Estimated Closing Cash or (B) downward, on a dollar for dollar basis, if the Estimated Closing Cash exceeds the Final Closing Cash (any such adjustment, whether upward or downward, a “Cash Adjustment”) and (y) (A) upward, on a dollar for dollar basis, if the Estimated Capital Leases Amount exceeds the Final Capital Leases Amount or (B) downward, on a dollar for dollar basis, if the Final Capital Leases Amount exceeds the Estimated Capital Leases Amount (any such adjustment, whether upward or downward, a “Capital Leases Adjustment”).
          (a) Determination of Final Purchase Price.
          (i) In order to conclusively determine the Stockholder Equity as of the Closing, Purchaser, with the cooperation of Seller, will cause a consolidated balance sheet of Holdings and its Subsidiaries as of immediately prior to the Closing (but without giving effect to the payments contemplated by Section 2.02(a)(i) and (ii)) (the “Proposed Closing Balance Sheet”) to be prepared as promptly as practicable following the Closing Date and in no event more than forty-five (45) days following the Closing Date and Purchaser will engage Crowe Horwath LLP (“Crowe”) to perform an audit, in accordance with generally accepted auditing standards, of the Proposed Closing Balance Sheet (as so audited, the “Audited Closing Balance Sheet”) and will allow Crowe to independently select its audit team. The Audited Closing Balance Sheet shall set forth, among other things, the final amount of all cash and cash equivalents of Holdings and its Subsidiaries as of immediately prior to the Closing (but without giving effect to the payments contemplated by Section 2.01(a)(i)) (the “Audited Closing Cash”). The Proposed Closing Balance Sheet and the Audited Closing Balance Sheet shall be prepared based upon the books and records of the Company Parties in accordance with GAAP and, to the extent applicable, consistent with the past practices of the Company Parties (but without giving effect to the payments contemplated by Section 2.01(a)(i)). The parties will use commercially reasonable efforts to cause Crowe to complete and deliver the Audited Closing Balance Sheet to Seller and Purchaser within sixty (60) days after Crowe’s receipt of the Proposed Closing Balance Sheet (the date of such delivery, the “Closing Audit Date”). The parties shall cooperate with Crowe in connection with such audit, and shall provide Crowe with all books, records and other papers necessary for such purpose. The parties shall use commercially reasonable efforts to cause Crowe to make available to the parties Crowe’s books, records and other papers related to the final amounts set forth on the Audited Closing Balance Sheet, including work papers, in connection with Crowe’s preparation of the Audited Closing Balance Sheet.
          (ii) Within thirty (30) days after the Closing Audit Date, Purchaser shall deliver to Seller Purchaser’s calculation of (x) the Stockholder Equity, which shall be calculated based on the Audited Closing Balance Sheet, (y) the cash and cash equivalents of Holdings and its Subsidiaries, determined in accordance with GAAP as in effect on the date hereof, as of immediately prior to the Closing (and, for the avoidance of doubt, without giving effect to the use of such cash and cash equivalents in accordance with Section 2.01(a)(i)), which shall be calculated based on the Audited Closing Cash (the “Proposed Cash Amount”), and (z) the aggregate amount outstanding on the capital leases of the Company, determined in accordance with GAAP as in effect on the date hereof, as of immediately prior to the Closing (the “Proposed Capital Leases Amount”) in each case together with reasonable documentation in support thereof. Purchaser’s calculation of Stockholder Equity, the Proposed Cash Amount and the Proposed Capital Leases Amount shall be final and binding on the Parties unless within forty-five (45) days after Seller’s receipt of Purchaser’s calculation of Stockholder Equity, the Proposed Cash Amount and the Proposed Capital Leases Amount Seller shall give Purchaser a notice of objection (an “Objection Notice”). The Objection Notice shall specify each item Seller objects to in Purchaser’s calculations of Stockholder Equity, the Proposed Cash Amount and/or the Proposed Capital Leases Amount, together with a calculation of each disputed amount and reasonable documentation in support thereof. Any item in Purchaser’s calculation of Stockholder Equity, the Proposed Cash Amount or the Proposed Capital Leases Amount that is not objected to in the Objection Notice shall be deemed agreed and shall be final and binding on the parties.
          (iii) From and after the Closing Date and prior to the date the Objection Notice is required to be timely delivered, Purchaser shall make available to Seller and any of its accountants and advisors, upon reasonable request and during the Company’s normal business hours, the Company Parties’ accounting personnel, (including the chief financial officer), and the books and records of the Company Parties and any other documents relating to the preparation of the Audited Closing Balance Sheet, Purchaser’s calculation of Stockholder Equity, the Cash Adjustment and the Capital Leases Adjustment, and shall use reasonable efforts to make available to Seller the Company Parties’ and Purchaser’s accountants, for the purposes of determining whether to deliver an Objection Notice. Purchaser agrees that following the Closing Date and prior to the completion of the Audited Closing Balance Sheet and the final determination of Stockholder Equity, the Cash Adjustment and the Capital Leases Adjustment in accordance with this Section 2.02, Purchaser shall, and shall cause the Company Parties to, preserve and not alter or destroy any of the books and records of any Company Party relating to the calculation of the Audited Closing Balance Sheet, the Cash Adjustment or the Capital Leases Adjustment.
          (iv) In the event an Objection Notice is given, Purchaser and Seller, together with their respective accountants and other advisors, shall use commercially reasonable efforts to resolve any objection and arrive at a final determination. If Purchaser and Seller are unable to arrive at a final determination within twenty (20) days after an Objection Notice is given, the matter shall be submitted to PricewaterhouseCoopers LLP (the “Independent Firm”). The Independent Firm shall make a final determination in writing as to all matters in dispute within thirty (30) days after its appointment, provided, that, notwithstanding the Independent Firm’s determination of the Stockholder Equity, the Cash Adjustment and/or the Capital Leases Adjustment, for purposes hereof (A) the Stockholder Equity shall be neither less than the amount of Stockholder Equity as calculated by Purchaser and delivered to Seller pursuant to Section 2.02(a)(ii) nor greater than the amount specified by Seller in the Objection Notice, (B) the final amount of cash and cash equivalents of Holdings and its Subsidiaries as of the Closing used to determine the Cash Adjustment (calculated in accordance with the provisions set forth in this Section 2.02(a)) shall be neither less than the amount of such cash and cash equivalents as calculated by Purchaser and delivered to Seller pursuant to Section 2.02(a)(ii) nor greater than the amount specified by Seller in the Objection Notice, and (C) the final aggregate amount outstanding on the capital leases of the Company used to determine the Capital Leases Adjustment (calculated in accordance with the provisions set forth in this Section 2.02(a)) shall be neither less than the amount specified by Seller in the Objection Notice nor greater than the amount as calculated by Purchaser and delivered to Seller pursuant to Section 2.02(a)(ii), and in each case shall, absent mathematical error, be final and binding on the parties. The Stockholder Equity as finally determined in accordance with the procedures and provisions set forth in this Section 2.02(a) is hereinafter referred to as the “Final Stockholder Equity”. The amount of cash and cash equivalents of Holdings and its Subsidiaries as of the Closing as finally determined in accordance with the procedures and provisions set forth in this Section 2.02(a) is hereinafter referred to as the “Final Closing Cash”. The aggregate amount outstanding on the capital leases of the Company used to determine the Capital Leases Adjustment as finally determined in accordance with the procedures and provisions set forth in this Section 2.02(a) is hereinafter referred to as the “Final Capital Leases Amount.”
          (v) Within five (5) days after the engagement of the Independent Firm, Seller and Purchaser shall each furnish, at their own expense, to the Independent Firm and the other party, a written statement of their position with respect to each matter in dispute as set forth in the Objection Notice. Within five (5) days after expiration of the original five (5) day period, Seller and Purchaser may deliver to the Independent Firm and to the other party their response to the other’s position on matters in dispute. With each submission, Seller and Purchaser may also furnish to the Independent Firm such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Firm with appropriate copies or notification being given to the other party. The Independent Firm may, in its discretion, conduct a conference concerning the disagreement with Seller and Purchaser, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Firm.
          (vi) Purchaser shall pay any fees owing to Crowe in connection with its engagement under this Section 2.02(a). Any fees owing to the Independent Firm in connection with its engagement under this Section 2.02(a) shall be paid by Purchaser and/or Seller in direct proportion to the amounts of the disputed items that are lost by Purchaser and/or Seller, as the case may be, determined at the time of the final resolution of this matter by the Independent Firm.

          (vii) In the event that the Final Stockholder Equity is less than $47,500,000, Seller and each of the Seller Owners jointly and severally shall pay Purchaser the amount equal to the difference in cash by wire transfer of immediately available funds. In the event that the Final Stockholder Equity is greater or equal to $47,500,000, no adjustment to the Purchase Price shall be made pursuant to this Section 2.02(a)(vii).
          (viii) In the event of an upward Cash Adjustment as finally determined pursuant to this Section 2.02(a), Purchaser shall pay Seller the amount equal to the upward Cash Adjustment, and in the event of a downward Cash Adjustment as finally determined pursuant to this Section 2.02(a) Seller and each of the Seller Owners jointly and severally shall pay Purchaser the amount equal to the downward Cash Adjustment as finally determined pursuant to this Section 2.02(a), in each case, in cash by wire transfer of immediately available funds.
          (ix) In the event that the Estimated Capital Leases Amount exceeds the Final Capital Leases Amount, Purchaser shall pay Seller the amount equal to the difference in cash by wire transfer of immediately available funds. In the event that the Final Capital Leases Amount exceeds the Estimated Capital Leases Amount, Seller and each of the Seller Owners jointly and severally shall pay Purchaser the amount equal to the difference in cash by wire transfer of immediately available funds.
          (x) Seller and/or Purchaser shall make any payments pursuant to Sections 2.02(a)(vii), (a)(viii) and/or (a)(ix) within three (3) Business Days following the date on which the Final Stockholder Equity, the Final Closing Cash and the Final Capital Leases Amount have all been determined pursuant to this Section 2.02(a). Any amounts payable to Seller pursuant to Section 2.02(a)(viii) and/or (a)(ix) shall be netted against any amount payable to Purchaser pursuant to Section 2.02(a)(vii).
          (b) Withholding Rights. Purchaser shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law; provided, that Purchaser and Seller shall use reasonable efforts to cooperate to reduce or eliminate any such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
Article III
REPRESENTATIONS AND WARRANTIES OF
SELLER, HOLDINGS AND THE COMPANY
     Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by Seller, Holdings and the Company prior to entering into this Agreement (the “Disclosure Schedule”), Seller, Holdings and the Company hereby jointly and severally represent, warrant and agree, as follows (it being agreed that the disclosure of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure in another section or subsection in the Disclosure Schedule only to the extent that it is reasonably apparent from the face of such disclosure that it is relevant to such other section or subsection):
          SECTION 3.01 Organization; Good Standing.
     Each Company Party is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has full power and authority, corporate and other, to own and operate its property (including the operation of leased property), and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction (all of which other jurisdictions, if any, are listed in Section 3.01 of the Disclosure Schedule) in which the character of the property owned or the nature of the business transacted by it makes such qualification or licensing necessary, except to the extent failure to be qualified in such jurisdiction would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of the Articles of Incorporation and By-laws or Certificate of Formation and limited liability company agreement (or similar documents and instruments), including all amendments thereto, as in effect on the date hereof (the “Organizational Documents”), of each Company Party have been delivered to Purchaser or made available to Purchaser prior to the date hereof on the Company’s datasite on Bowne SmartRoom established in connection with the transactions contemplated by this Agreement (the “Datasite”). “Subsidiaries” means, when used with reference to any Person, any corporation, partnership, limited liability company or other entity, a majority of the outstanding voting power or economic interests of which is owned directly or indirectly by such Person. “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 3.05) or other entity of any kind or nature.
          SECTION 3.02 Capitalization; Subsidiaries.
          (a) Holdings’ authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), all of which shares of Holdings Common Stock are issued and outstanding. All outstanding shares of Holdings Common Stock are validly issued, fully paid and nonassessable. Seller owns, free and clear of any Liens (other than Liens which shall not survive the Closing (but subject to the filing of UCC-3 termination statements for Liens described in clause (D) of the definition of Permitted Liens)), all of the issued and outstanding shares of Holdings Common Stock.
          (b) Section 3.02(b) of the Disclosure Schedule contains a true and complete list, as of the date hereof, of each Subsidiary of Holdings. All outstanding equity interests of each such Subsidiary are validly issued, fully paid and nonassessable, except as set forth on Section 3.02(b) of the Disclosure Schedule. Holdings owns, free and clear of any Liens (other than Liens which shall not survive the Closing), all of the issued and outstanding equity interests of its Subsidiaries.
          (c) Except as set forth above, there are no outstanding subscriptions, options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of capital stock or other equity or voting interests of any Company Party or any security convertible into or exchangeable for shares of capital stock or other equity or voting interests of any Company Party, nor is there presently outstanding any security convertible into or exchangeable for shares of capital stock or other equity or voting interests of any Company

Party, nor has any Company Party entered into any agreement with respect to any of the foregoing. No Company Party has any obligation to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, any Company Party. There are no irrevocable proxies and no voting agreements to which any Company Party is a party with respect to any shares of the capital stock or other equity or voting securities of any Company Party.
          SECTION 3.03 No Operations.
          (a) Except as set forth in Section 3.02(b) of the Disclosure Schedule, Holdings does not have, nor has Holdings ever had, any Subsidiaries, and Holdings does not own, nor has the Company ever owned, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. Holdings has never (i) directly operated any business, manufactured or sold any products (including the Products) or provided any services; (ii) except as set forth on Section 3.03(a) of the Disclosure Schedule, incurred any liabilities or obligations of any kind, including but not limited to any liabilities that are known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise) (except for liabilities for Taxes and except for de minimis liabilities related to its formation); (iii) directly owned or leased, or been in possession of, any assets or properties of any kind, including but not limited to any real property interest, machinery or equipment, inventory, accounts receivable, Intellectual Property Rights and Licenses (except for the equity interests in the Company and Heartland Financial Services, LLC (“HFS”)); (iv) directly employed or engaged any employees, consultants or agents (except for legal counsel and for accountants rendering routine accounting services) or maintained any Company Benefit Plans (as defined in Section 3.20(a)); or (v) except as set forth on Section 3.03(a)(v) of the Disclosure Schedule been a party to or bound by any agreement or any contracts, commitments or understandings other than with respect to its Organizational Documents.
          (b) On September 15, 2010, the sole member of HFS approved the dissolution of HFS and caused the certificate of dissolution of HFS to be filed with the Indiana Secretary of State, specifying that such dissolution shall be effective September 16, 2010. A copy of such certificate of dissolution has been delivered to Purchaser or made available on the Datasite. HFS never owned any capital stock of, or other equity or voting interests in, any Person. Except as set forth in Section 3.03(b) of the Disclosure Schedule, HFS never directly or indirectly (i) operated any business, manufactured or sold any products (including the Products) or provided any services; (ii) incurred any liabilities or obligations of any kind, including but not limited to any liabilities that are known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise) except for de minimis liabilities related to its formation; (iii) owned or leased, or possessed any assets or properties of any kind, including but not limited to any real property interest, machinery or equipment, inventory, accounts receivable, Intellectual Property Rights and Licenses; (iv) employed or engaged any employees, consultants or agents (except for legal counsel and accountants rendering routine accounting services); or (v) was a party to or was bound by any agreement or any contracts, commitments or understandings, other than with respect to its Organizational Documents.
          SECTION 3.04 Authority Relative to this Agreement.
     Each Company Party has the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by each Company Party of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all requisite corporate or other action (including all action required of Holdings’ Board of Directors (including any committees of Holdings’ Board of Directors, to the extent applicable) and Seller), and no other corporate proceedings or other action on the part of any Company Party are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the documents and instruments to be executed and delivered by a Company Party pursuant hereto will be, duly executed and delivered by such Company Party and is, in the case of this Agreement, and will be, in the case of the documents and instruments to be executed and delivered by a Company Party pursuant hereto, the legal, valid and binding obligations of such Company Party enforceable against it in accordance with their terms.
          SECTION 3.05 Consents and Approvals; No Violations.
          (a) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the requirements of the HSR Act being complied with by the Company Parties prior to the date hereof), no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity (as defined below), is necessary for the consummation by the Company Parties of the transactions contemplated by this Agreement. “Governmental Entity” means any national, federal, state, provincial, local or foreign court, tribunal, arbitral body, administrative agency or commission or other governmental or regulatory authority or instrumentality.
          (b) Neither the execution and delivery of this Agreement nor the documents and instruments to be executed and delivered pursuant hereto by the Company Parties nor the consummation by the Company Parties of the transactions contemplated hereby or thereby, nor compliance by the Company Parties with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the Organizational Documents of any Company Party, (ii) except as set forth on Section 3.05(b) of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien (as defined below) (except for Permitted Liens, as defined below) in or upon any of the properties or assets of any Company Party under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which any Company Party is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Company Party or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term “Liens” shall mean all liens, pledges, mortgages, security interests, claims, charges, guarantee obligations and other encumbrances of any kind or nature whatsoever (including preemptive rights or rights of first refusal), and the term “Permitted Liens” shall mean (A) Liens for Taxes, assessments or governmental charges, or landlords’, mechanics’, materialmen’s, carrier’s, supplier’s or similar Liens, in each case that are not delinquent or which are being contested in good faith (and in the case of contested liens, are set forth on Section 3.05(b) of the Disclosure

Schedule; (B) zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business or any violation of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value of the Real Property; (C) easements, covenants, conditions, restrictions and other similar matters affecting title to the Real Property which (i) are listed on Schedule B of that certain Owner’s Policy of Title Insurance number 511001801, dated April 9, 2010, issued by Lawyers Title Insurance Corporation or (ii) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value of any Real Property; and (D) Liens to be released at Closing securing the obligations of the Company for indebtedness to be paid off at Closing pursuant to Section 2.02(a)(i). For the avoidance of doubt, licenses of Intellectual Property Rights shall not be deemed “Liens” hereunder.
          SECTION 3.06 Financial Statements.
     Section 3.06 of the Disclosure Schedule contains (a) the balance sheet of the Company as of January 2, 2010 (the “Company Audited Balance Sheet”), January 3, 2009 and December 29, 2007 and the related statements of income, retained earnings and cash flow for the fiscal years then ended, together with the notes thereto, audited by Crowe, certified public accountants (together with the Company Audited Balance Sheet, the “Company Audited Statements”); (b) the unaudited balance sheet of the Company as of July 31, 2010, and the related unaudited statements of income, retained earnings and cash flow for the seven-month period then ended, prepared by or on behalf of the Company (the “Company Unaudited Statements”); and (c) the unaudited balance sheet of Holdings as of July 31, 2010 (the “Holdings Unaudited Balance Sheet”), and the related unaudited statements of income, retained earnings and cash flow for the seven-month period then ended, prepared by or on behalf of Holdings (together with the Holdings Unaudited Balance Sheet, the “Holdings Unaudited Statements” and together with the Company Unaudited Statements, the “Unaudited Statements”). All such statements (collectively, the “Financial Statements”) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of the Company or Holdings, as applicable, as of the dates indicated and the results of the Company’s or Holdings’, as applicable, operations and cash flows for the periods then ended (subject, in the case of the Unaudited Statements, to normal and recurring year-end audit adjustments, none of which, individually or in the aggregate, are expected, to the knowledge of the Company Parties, to be material, and the absence of footnotes otherwise required under GAAP).
          SECTION 3.07 Absence of Undisclosed Liabilities.
     Except as and to the extent reflected or reserved against in the Company Audited Balance Sheet or as set forth in Section 3.07 of the Disclosure Schedule, the Company had no liabilities or obligations that were required to be recorded in accordance with GAAP, as of the date of such balance sheet (other than (a) obligations of continued performance under the Material Agreements (as defined in Section 3.09) and (b) commitments and arrangements arising in the ordinary course of business consistent with past practice, known or reasonably estimated), secured or unsecured (whether accrued, absolute, contingent or otherwise). Except as and to the extent reflected or reserved against in the Company Unaudited Statements or as set forth in Section 3.07 of the Disclosure Schedule, the Company has not incurred any liabilities or obligations since January 2, 2010 other than liabilities and commitments and arrangements incurred in the ordinary course of business consistent with past practice and obligations of continued performance under the Material Agreements (as defined in Section 3.09).
          SECTION 3.08 Absence of Certain Changes or Events.
     Except as set forth on Section 3.08 of the Disclosure Schedule, since January 2, 2010, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not occurred any change, event, circumstance, occurrence or condition which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, without limiting the generality of the foregoing, the Company has not (a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business consistent with past practice or those reflected on the Company Unaudited Statements, (b) discharged or satisfied any Lien (except for Permitted Liens), or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business consistent with past practice, (c) mortgaged, pledged, or subjected to Lien (except for Permitted Liens) any of its properties or assets, (d) sold, transferred, licensed or otherwise disposed of any of the Company’s material properties or assets other than in the ordinary course of business consistent with past practice, (e) increased the compensation payable or to become payable by it to any of its directors, officers, employees or individual independent contractors whose total annual compensation for services rendered after any such increase is more than $125,000, except as provided by any agreement, either written or oral, the terms of which have been disclosed on Section 3.08 of the Disclosure Schedule, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees or independent contractors (except in the ordinary course of business consistent with past practices and in accordance with any Company Benefit Plan set forth in Section 3.20 of the Disclosure Schedule), (f) terminated or received any notice of termination of any Material Agreement, trademark, trade secret, patent, patent application, copyright or trade name protection, (g) suffered any damage, destruction or Loss (whether or not covered by insurance) to its properties or assets which, individually or in the aggregate, has resulted in or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect, (h) suffered any taking or seizure of all or any part of its properties or assets by condemnation or eminent domain, (i) experienced any material change in its relations with its vendors, suppliers, lenders, dealers, distributors or customers which, individually or in the aggregate, has resulted in or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect, (j) acquired any capital stock or other securities of any Person or any interest in any Person, or otherwise made any loan or advance to or investment in any Person (other than advances to employees for expenses in the ordinary course of business consistent with past practice), (k) made any capital expenditures or capital additions exceeding $100,000 singly or $500,000 in the aggregate, (l) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations involving a single claim (or series of related claims) with damages requested, agreed upon or paid in excess of $100,000, (m) made any material purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices, in each case, other than in the ordinary course of business consistent with past practice, (n) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared, (o) entered into any contract, agreement, lease or transaction requiring payments in excess of $100,000 per annum, except in the ordinary course of business consistent with past practice, (p) changed the authorized capital structure of the Company, redeemed any equity securities of the Company, issued, sold or otherwise disposed of any equity securities of the Company or any option to acquire equity securities of the Company, or any securities convertible into or exchangeable for equity securities of the Company or made any declaration, setting aside or payment of any dividend or any other distribution (whether in cash, stock or property) in respect of its equity securities, (q) other than in the ordinary course of business: made any election with respect to Taxes (as defined in Section 3.18(k)), filed any amended Tax Return (as defined in Section 3.18(k)), entered into any closing agreement, settled any Tax claim or assessment relating to the Company Parties and/or HFS, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Parties and/or HFS if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the Tax liability of the Company Parties and/or HFS for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date; or (r) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (q) of this Section 3.08.
          SECTION 3.09 Material Agreements.
     Except as set forth on Section 3.09 of the Disclosure Schedule, the Company is not a party to any written or, to the knowledge of the Company Parties, any oral executory agreements (including dealer and distributor agreements), vendor purchase orders which involve the payment of more than $100,000 (other than purchase commitments for raw materials and supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, repurchase or floorplan financing agreements, warranties, guarantees, understandings or other agreements (a) which involve the payment by the Company of more than $100,000 per annum, (b) which are of a duration in excess of twelve (12) months from the date of execution thereof, (c) to which any equity holder, officer, director or employee of the Company or, to the knowledge of the Company Parties, any member of such person’s immediate family, or any business entity in which such person is a partner, majority investor, officer or director is a party as a counterparty to the Company (other than the Organizational Documents), (d) which contain a covenant restricting the ability of the Company (or which, following the Closing, would restrict the ability of Purchaser or any of its Subsidiaries, including the Company) to manufacture or sell the Products in any geographic area, compete in any business in any geographic area or employ or solicit to employ any Persons, (e) which relate to any indebtedness (which term shall include capital leases) of the Company or any guarantees of or by the Company of indebtedness of any other Person, in each case in an amount in excess of $100,000, or (f) which create or evidence a Lien (other than a Permitted Lien) upon any assets or properties of the Company (such agreements, together with any Real Property Leases required to be set forth in Section 3.10(b) of the Disclosure Schedule, including all amendments and modifications thereto, being referred to herein collectively as the “Material Agreements”). True and complete copies of each of the Material Agreements, as amended or modified to date, have been delivered to Purchaser or made available on the Datasite. Each of the Material Agreements is in full force and effect, is between the Company and the counterparty named on Section 3.09 of the Disclosure Schedule and constitutes the entire material agreement between the parties thereto with respect to the subject matter thereof. There is no default under any Material Agreement either by the Company Party party thereto or, to the knowledge of the Company Parties, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company Party party thereto or, to the knowledge of the Company Parties, any other party thereto.
          SECTION 3.10 Real Property.
          (a) Section 3.10(a) of the Disclosure Schedule lists all real property interests owned by the Company (the “Owned Real Property”) and any contract for the purchase or sale of real property. The Company has good and marketable title to the Owned Real Property, free and clear of all Liens except Permitted Liens or those exceptions to title identified on Section 3.10(a) of the Disclosure Schedule. Each parcel of Owned Real Property, together with all improvements located thereon, (i) complies in all material respects with all covenants, conditions and restrictions affecting such property, either recorded or of which the Company Parties have knowledge, (ii) is not presently occupied or used by any party other than its owner, (iii) other than the right of Purchaser pursuant to this Agreement, is not subject to any option to purchase or lease, right of first refusal to purchase or lease, reversionary interest or other instrument or Lien, whether recorded or unrecorded, which would prohibit or require the consent or waiver of another party to the transactions contemplated hereby or any subsequent sale or lease of the property, and (iv) except for Permitted Liens or as set forth on Section 3.10(a) of the Disclosure Schedule, is not subject to any mortgage, deed of trust or other Lien securing debt which will not be entirely released and satisfied at the Closing. The Company has delivered to Purchaser or made available on the Datasite or the Purchaser already had in its possession (to the extent they predated ownership by the Company) accurate and complete copies of all title insurance policies, surveys and other documents and records relating to the Owned Real Property that Purchaser or its representatives have requested to the extent that such material was actually in the possession of the Company Parties.
          (b) Section 3.10(b) of the Disclosure Schedule sets forth the address of all leases, subleases, licenses or occupancy agreements, whether written or oral, of all real property to which the Company is a party or is bound (the “Real Property Leases” and the premises that are the subject of such Real Property Leases, the “Leased Real Property”). True and correct copies of each of the written Real Property Leases (including all amendments thereto) have been delivered to Purchaser or made available on the Datasite. Except as set forth on Section 3.10(b) of the Disclosure Schedule, the Company has valid and enforceable leasehold interests in the Leased Real Property, free and clear of all Liens (other than Permitted Liens), and except as set forth in Section 3.10(b) of the Disclosure Schedule, each Real Property Lease affords the Company peaceful and undisturbed possession of the Leased Real Property covered thereby, and there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) on the part of the Company, or, to the knowledge of the Company Parties, on the part of the lessor thereunder, which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such Real Property Lease, give rise to a right in the lessor to terminate the Real Property Lease or change any of the material terms thereof or render the lessee liable to incur any expenditure under such Real Property Lease. In the event any such Real Property Lease requires the lessee to exercise, on or before the date hereof, an option to renew in order to continue the term thereof, the Company has properly exercised such option to renew.
          (c) To the knowledge of the Company Parties, the Owned Real Property and the Leased Real Property (collectively, the “Real Property”) are the only real property necessary or required in connection with the operation of the Business as it is now being conducted. To the knowledge of the Company Parties, the Real Property and improvements thereon may lawfully be used in connection with the Business.
          Notwithstanding the foregoing, no representation or warranty is made in this Section 3.10 with respect to environmental, health or safety matters, which are covered exclusively in Sections 3.23 and 3.28.
          SECTION 3.11 Machinery and Equipment.
     All material machinery, equipment and other tangible assets of the Company, necessary and utilized in the operation of the Business, are in good operating condition, subject to normal wear and tear, and in a state of repair sufficient for the conduct of normal operations without, to the knowledge of the Company Parties, the necessity of any capital expenditure in excess of $50,000 in the aggregate. The material tangible assets and personal properties of the Company (including material leased tangible assets and personal properties, if any) are adequate to enable it to conduct the Business as now being conducted. The Company has no commitment or plan to make any capital expenditure in excess of $100,000 in the fiscal year 2010 that has not been set forth on Section 3.11 of the Disclosure Schedule.
          SECTION 3.12 Inventories.
      The inventories of the Company consist of raw materials, work in process, and finished goods of a quality and quantity usable or salable in the normal course of the Business, except for any slow moving, obsolete inventory or inventory of below-standard quality, all of which has been written off or written down to realizable value or for which there has been a reserve established pursuant to the Financial Statements. The valuation at which the inventories of the Company are carried reflects the normal inventory valuation policy of the Company (applied in accordance with GAAP).
          SECTION 3.13 Accounts Receivable.
      The accounts receivable of the Company result from bona fide sales made by the Company in the ordinary course of business consistent with past practice. The amounts due in respect of such accounts receivable are not, to the knowledge of the Company Parties, in dispute and no setoffs or counterclaims have been asserted against any such accounts receivable other than (i) provisions for doubtful accounts and other reserves in the accounts receivable and (ii) setoff warranty claims netted against the account receivable of the Company Parties’ dealers in the ordinary course of business.
          SECTION 3.14 Intellectual Property Rights.
      As used in this Agreement, “Intellectual Property Rights” shall mean the following: (i) trademarks, service marks, trade names, logos, trade dress, and all registrations and applications therefor, and the good will symbolized thereby; (ii) copyrights, copyright registrations and applications therefor, works of authorship in any media (including print and electronic), mask works, proprietary software and software programs, and all other rights corresponding thereto throughout the world; (iii) domain names, uniform resource locators and other names and locators associated with the Internet; (iv) patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (v) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, know-how and proprietary and/or confidential information, in each case to the extent protectable under applicable Law; and (vi) industrial designs and any registrations and applications therefor, and (vii) the right to recover for damages and profits for past and future infringements and misappropriations of any part of the foregoing and the right to sue for and recover the same throughout the world. Intellectual Property Rights owned or used by, or material to, the Company in the conduct of the Business as currently conducted by the Company are referred to herein as “Company Intellectual Property Rights”.
          (a) Attached hereto as Section 3.14(a) of the Disclosure Schedule is a true and complete list of all of the registrations and applications for registration of Company Intellectual Property Rights owned by the Company. All of the registered Company Intellectual Property Rights listed on Section 3.14(a) of the Disclosure Schedule are subsisting and, to the knowledge of the Company Parties, valid and enforceable.
          (b) The Company Parties, individually and/or collectively, own, free from any Liens (other than Permitted Liens), or are validly licensed or, to the knowledge of the Company Parties, otherwise have the valid and enforceable right to use all the Company Intellectual Property Rights material to the conduct of the Business as conducted by the Company as of the Closing, and, to the knowledge of Seller or the Company Parties, none of the Company Intellectual Property Rights owned by the Company is subject to any order or judgment that limits or restricts the Company Parties’ ability to use, assign, convey, and transfer such Intellectual Property Rights to Purchaser. Except as set forth on Section 3.14(b) of the Disclosure Schedule no Company Parties have granted any license or other right and have no obligation to grant any license or other right with respect to any material Intellectual Property Rights owned by the Company.
          (c) The Company has taken reasonable measures to protect, maintain and preserve the confidentiality of all material trade secrets owned by the Company and used in the Business as currently conducted by the Company.
          (d) To the knowledge of the Company Parties, the Company has not in the past six (6) years infringed upon, violated or misappropriated any Intellectual Property Rights of any other person. Except as noted on Section 3.14(d) of the Disclosure Schedule, there is no claim, demand or proceeding pending or, to the knowledge of the Company Parties, threatened, against the Company that challenges the right of the Company to use any of the Company Intellectual Property Rights (including any claim that the Company must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person but excluding office actions issued in the ordinary course of prosecution of any Intellectual Property Rights). Except as set forth in Section 3.14(d) of the Disclosure Schedule, to the knowledge of the Company Parties, no person has infringed upon or misappropriated any Intellectual Property Rights owned by the Company.
          (e) Without limiting the generality of the foregoing, the licenses under which the Company uses any third-party Intellectual Property Rights are, to the knowledge of the Company Parties, in full force and effect. To the knowledge of the Company Parties, the Company has not breached any such license in any material respect.
          SECTION 3.15 Licenses.
      The Company possesses all franchises, permits, licenses, certificates and consents required from any Governmental Entity or any other person necessary to enable it to carry on the Business as conducted as of Closing and to own and operate its properties (including leased property) as owned and operated as of Closing (collectively, “Licenses”), except for those licenses that are not, individually or in the aggregate, material to the operation of the Business. Each of the Licenses will remain in full force and effect following consummation of the transactions contemplated by this Agreement. Section 3.15 of the Disclosure Schedule is a true and complete list of all such Licenses.
          Notwithstanding the foregoing, no representation or warranty is made in this Section 3.15 with respect to Environmental Permits, which are covered exclusively in Section 3.28, or Intellectual Property Rights.
          SECTION 3.16 Title to Assets.
      The Company owns, free and clear of all Liens whatsoever (except Permitted Liens), or the Company leases or has licenses or other rights to use, all of the material assets and properties necessary or required in connection with the operation of the Business as conducted as of the date hereof, and the consummation of the transactions contemplated by this Agreement will not give rise to any Lien on such assets or properties (except for Permitted Liens or Liens arising from the actions of or ownership by Purchaser).
          SECTION 3.17 Corporate Minute Books; Bank Accounts; Powers of Attorney.
           (a) The minute book of the Company contains complete and accurate records in all material respects of all meetings which were required to be convened and other written corporate actions of the Company’s members and directors and committees of directors or managers or committees of managers (if any) which were required to be taken, in each case pursuant to the Organizational Documents of the Company, applicable laws and/or any material agreements to which the Company is a party. The minute book of Holdings contains complete and accurate records in all material respects of all meetings convened and other written corporate actions of the stockholders and directors or committees of directors (if any) of Holdings. True and complete copies of the minute books of Holdings and the Company have been delivered to Purchaser or made available on the Datasite.
          (b) Section 3.17(b) of the Disclosure Schedule contains a complete and correct list of all bank accounts and safe deposit boxes of each Company Party and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by any Company Party (other than powers of attorney entered into in the ordinary course of business consistent with past practice in connection with the importation or exportation of goods to and from Canada).
          SECTION 3.18 Taxes.
           Except as set forth in Section 3.18 of the Disclosure Schedule:
          (a) Each Company Party has timely filed (or has had timely filed on its behalf) all (i) U.S. federal income Tax Returns required to be filed by it and (ii) each other Tax Return required to be filed by it except to the extent the failure to file such Tax Return would not result in a material amount of unpaid Tax for a Pre-Closing Tax Period. Each Company Party has paid (or has had paid on its behalf) all material amounts of Taxes due and payable by it for a Pre-Closing Tax Period, except for any such Taxes being contested in good faith by appropriate proceedings or reserved against in the Financial Statements or the Audited

Closing Balance Sheet. Each Company Party has withheld and, to the extent due, paid over to the appropriate Governmental Entity all material amounts of Tax required by law to be withheld, including from the wages or salaries of employees. No Company Party has requested any extension of time within which to file any U.S. federal income or other material Tax Return in respect of any taxable year which has not since been filed, and no currently effective waivers regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns has been given by or on behalf of any Company Party. For each Taxable year ending on or after December 27, 2007, true and complete copies of all Federal and material state income Tax Returns of the Company Parties have been delivered or made available to Purchaser.
          (b) No deficiencies, assessments or adjustments for any material amounts of Taxes have been proposed, asserted or assessed in writing against any Company Party that are not reflected in the Financial Statements to the extent required by GAAP, or, with respect to the period in which the Closing occurs, that will not be reflected in the Audited Closing Balance Sheet (excluding those Taxes resulting from or attributable to the transactions contemplated by this Agreement). There is no audit, examination, deficiency or refund litigation pending with respect to any material amount of Taxes and during the past three (3) years no taxing authority has given written notice of the intent to commence any such examination, audit or refund litigation and which such examination, audit or refund litigation has not yet ended. None of the assets or properties of any Company Party is subject to any material Tax lien, other than any such liens for (i) Taxes which are not due and payable, (ii) which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings or (iii) for which adequate provisions are being maintained in accordance with GAAP.
          (c) Since January 1, 2008, no Company Party has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
          (d) There is no material amount of taxable income of a Company Party that will be required under applicable Tax law to be reported by Purchaser or any of its affiliates, including a Company Party, for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code, (ii) “closing agreement” (as described in Section 7121 of the Code) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received before the Closing with respect to transactions outside of the ordinary course of business.
          (e) Each Company Party has disclosed on its federal income Tax Returns (or has had disclosed on its behalf) all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (f) No Company Party has, or ever had, a permanent establishment in any country other than the United States or Canada, or has engaged in a trade or business in any country other than the United States or Canada that subjected it to Tax in such country. To the knowledge of the Company Parties, no Company Party has, or ever had, a permanent establishment in Canada.
          (g) No Company Party has participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2).
          (h) No claim has been made in writing by a taxing authority in a jurisdiction where any Company Party does not file Tax Returns to the effect that such Company Party is subject to taxation by that jurisdiction.
          (i) No Company Party has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (other than another any such group of which a Company Party is or was a common parent).
          (j) No Company Party is a party to any tax sharing agreement, and no Company Party is under any obligation to pay any amounts as a result of having been a party to such an agreement.
          (k) As used in this Agreement, “Taxes” shall mean all (i) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect to any of the foregoing, and (ii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any legal obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (i) or (ii). As used in this Agreement, “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to taxes, including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
          Notwithstanding anything to the contrary contained in this Agreement, this Section 3.18, Section 3.03(a), Section 3.06 (as it relates to Taxes), Section 3.07 (as it relates to Taxes), Section 3.08(q), Section 3.19(b) and Section 3.20 contain the sole representations and warranties of Seller, Holdings and the Company regarding Tax matters.
          SECTION 3.19 Employees.
           (a) General; Compliance.
               (i) Attached hereto as Section 3.19(a) of the Disclosure Schedule is a true and complete list of the names, positions and salary rates of all present directors, officers and employees of the Company whose total annual compensation for the fiscal year ended January 2, 2010 was, or whose total annual compensation for the current fiscal year is reasonably expected to be, $200,000 or more (each, a “Key Employee”), together with a summary showing the salaries and bonuses, if any, paid or payable to such persons for the fiscal year ended January 2, 2010 and the current fiscal year. To the knowledge of the Company Parties, no brand manager or vice president or higher level employee has any present intentions to terminate his or her employment with the Company, nor does the Company have any present intention to terminate the employment of any officer or Key Employee, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.
               (ii) Within the past two years, the Company has not incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any similar state or local law.
               (iii) The Company Parties’ employment and compensation practices are in compliance, in all material respects, with applicable federal , state, and local laws and regulations. Without limiting the generality of this Section 3.19(a)(iii), the Company Parties have properly calculated and paid salary and wages, including overtime pay, to all current and former employees throughout the three year period ending on the Closing Date. The Company Parties do not know of any employees who have performed work for which they have not been compensated or who claim to have performed work off the clock.
          (b) Change of Control Payments. Except as set forth on Section 3.19(b) of the Disclosure Schedule, the Company is not a party to or bound by, nor to the knowledge of the Company Parties, is Seller or any of its affiliates a party to or bound by, (i) any agreement with any director, officer, employee or individual independent contractor of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement (other than Seller’s incentive units), or (ii) any agreement or plan, including without limitation, any equity incentive plan (other than Seller’s incentive units), equity purchase plan, cash incentive plan or deferred compensation plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement. Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Company has not made or will not become obligated to make, or will not, as a result of any event connected with the transactions contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).
          (c) Collective Bargaining Agreements. The Company is not a party to or bound by a collective bargaining agreement or any labor union contract. To the knowledge of the Company Parties, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Company or to compel the Company to bargain with any union or labor organization. There is no pending strike, work stoppage, walkout, slowdown, or other material labor dispute, or, to the knowledge of the Company Parties, any threat thereof. No unfair labor practice charge or proceeding has been filed, is pending or, has been threatened against the Company.
          SECTION 3.20 Benefits Plans.
           (a) Section 3.20 of the Disclosure Schedule contains a true and complete list of all bonus, profit-sharing, equity purchase, equity option, profits interest arrangement pension, retirement, loan, health, welfare, severance pay or deferred compensation plan, programs or arrangements and other material fringe benefits, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) maintained or contributed to by the Company for the benefit of any current or former directors, officers, employees or individual independent contractors of the Company (collectively, “Company Benefit Plans”).
          (b) The Company has delivered to Purchaser or made available on the Datasite, true and complete copies of, to the extent applicable, (A) each written Company Benefit Plan, (B) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and group annuity contract relating to any Company Benefit Plan and (E) written descriptions of any unwritten material Company Benefit Plan and any unwritten material modifications to the terms of any material Company Benefit Plan of which, in the case of this clause (E), the Company Parties have knowledge. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code and all other applicable law.
          (c) The Company does not maintain, contribute to, have any obligation to contribute to or any liability or obligation (whether accrued, absolute, contingent or otherwise) with respect to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code including, without limitation, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
          (d) All contributions made or required to be made under the terms of any Company Benefit Plan for any period since January 2, 2010 have been timely made in all material respects or have been accrued in accordance with the past custom and practice of the Company.
          (e) The Company does not have any liability or obligation to provide retiree health and/or life benefits under any Company Benefit Plan (other than benefits required by Section 4980B of the Code).
          SECTION 3.21 Insurance.
     Attached hereto as Section 3.21 of the Disclosure Schedule is a true and complete list of all insurance policies maintained with respect to the assets of the Company Parties or the Business, identifying the type of coverage, the coverage limit, the term thereof, and the annual premiums payable thereon. To the knowledge of the Company Parties all such policies are adequate to insure the risks covered thereby. As of the Closing Date, no Company Party is in default in any respect nor has been denied coverage under any such policy. All reservation of rights or similar letters regarding material losses claimed under such policies from the insurers under such policies, together with any material correspondence relating thereto, have been delivered to Purchaser or made available on the Datasite.
          SECTION 3.22 Litigation.
     Section 3.22 of the Disclosure Schedule sets forth each legal action, suit, arbitration, or other legal or administrative proceeding or investigation pending or, to the knowledge of the Company Parties, threatened in writing, to which any Company Party is a party. To the knowledge of the Company Parties, except as set forth on Section 3.22 of the Disclosure Schedule, there is no fact or facts existing which would be reasonably expected to result in or be a basis for any such action, suit, arbitration, or other legal or administrative proceeding or investigation which, if determined adversely to the Company Parties would reasonably be expected to result in a liability in excess of $250,000 that are not covered by insurance or result in a material equitable remedy against any Company Party. Section 3.22 of the Disclosure Schedule identifies, with respect to each action, suit, arbitration, or other proceeding or investigation set forth thereon, the parties thereto, the nature of the claim and the court or other tribunal in which such claim is being heard. No Company Party is party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Government Entity which, individually or in the aggregate, has resulted in or would, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect or would be reasonably likely to prevent or materially delay the ability of any Company Party to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.
          SECTION 3.23 Compliance with Laws.
     Each Company Party has complied with, is in compliance with, and has not received written notice of any violation of, any and all applicable Law (as defined below), except to the extent such non-compliance, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          “Law” means any law (both common and statute law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an order of any Governmental Entity or any self-regulatory organization, including U.S. Export Control Laws (as defined below), the U.S. Foreign Corrupt Practices Act of 1977, the U.S. embargo or sanctions regulations enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, as amended, or applicable comparable anti-bribery laws of any other country, and laws making illegal the payment or delivery of any fees, commissions or other sums of money or items of property.
          “U.S. Export Control Laws” means U.S. export control laws including the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, the Trading With the Enemy Act, 50 U.S.C. App. § 5 et seq. and the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., and regulations including the Export Administration Regulations, 15 C.F.R. Parts 730-774, and International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; U.S. Foreign Trade Regulations, 15 C.F.R. Part 30.
          Notwithstanding the foregoing, no representation or warranty is made in this Section 3.23 with respect to environmental, health or safety matters, which are covered exclusively in Section 3.28, or Intellectual Property Rights.

          SECTION 3.24 NHTSA; Other Safety Standards.
     Except as set forth on Section 3.24 of the Disclosure Schedule, no Company Party has received any written notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”) relating to the Products. To the knowledge of the Company Parties, each Company Party has complied with NHTSA requirements in all material respects, including but not limited to Federal Motor Vehicle Safety Standards, in effect from time to time in connection with the manufacture of the Products. Except as set forth on Section 3.24 of the Disclosure Schedule, to the knowledge of the Company Parties, all of the Products were at the time of sale in compliance in all material respects with all other safety standards, including, but not limited to, all applicable mandatory standards of the Recreational Vehicle Industry Association and the Canadian Standards Association and those imposed on the Business prior to the Closing Date by applicable Law, and no Company Party has received written notice of any such infractions or been required to undertake any material remedial measures in response thereto.
          SECTION 3.25 Product Liability; Product Recalls.
     Except as set forth on Section 3.25 of the Disclosure Schedule, to the knowledge of the Company Parties, all of the Products that the Company has manufactured and sold have been merchantable, free from material defects in material and workmanship, and suitable for the purpose for which they were sold in all material respects. Neither the Products nor, to the knowledge of the Company Parties, any components of the Products supplied by third parties, have been subject to any product recall (including any safety or NHTSA-related recall) or service bulletin and the Financial Statements include, and the Audited Closing Balance Sheet will include, an adequate reserve (or shall otherwise reflect an adequate accrual), determined in accordance with GAAP, for all liability resulting or arising from any product recall that has been initiated prior to the date hereof or breach of warranty claims that have been asserted prior to the date hereof, in connection with Products manufactured and sold by the Company, in each case, as of the date of such Financial Statements or Audited Closing Balance Sheet, as the case may be.
          SECTION 3.26 Warranties.
     The Company has not issued or provided any oral or written warranties on the Products manufactured or sold by the Company, other than as set forth and described in Section 3.26 of the Disclosure Schedule and any warranties that may be imposed by operation of Law.
          SECTION 3.27 Dealer Network; Rebates and Refunds.
          (a) Section 3.27(a) of the Disclosure Schedule sets forth a true and complete list of the Company’s top ten (10) dealers (the “Top Dealers”) in terms of the Company’s sales, together with the sales made thereto, for the fiscal year ended January 2, 2010 and for the period January 3, 2010 through July 31, 2010. True and complete copies of any written dealer agreements, if any, with the Top Dealers have been delivered to Purchaser or made available on the Datasite. To the knowledge of the Company Parties, there has been no material adverse change in the Company’s relationship with any of the Top Dealers, nor, to the knowledge of the Company Parties has any such Top Dealer indicated to the Company in writing that it does not intend to continue to carry the Products.
          (b) The Company Parties have disclosed or delivered to Purchaser or made available on the Datasite (i) all material refunds, rebates, discounts and return policies or practices that the Company has engaged in with respect to persons supplying goods and services to the Company and (ii) all material annual programs relating to refunds, rebates, discounts and return policies or practices that the Company has engaged in with respect to furnishing the Products to others in connection with the Business.
          SECTION 3.28 Environmental Matters.
      Except as set forth in Section 3.28 of the Disclosure Schedule:
          (a) Permits and Authorizations. Each Company Party possesses all Environmental Permits (as defined below) necessary to conduct and operate the Business and related operations as currently conducted, except for those Environmental Permits that are not, individually or in the aggregate, material to the operation of the Business.
          (b) Compliance.
               (i) Each Company Party possesses, has for the past five (5) years complied with, and is in compliance with all Environmental Permits (as defined below) necessary to occupy the facilities and conduct and operate the Business and related operations as currently conducted other than the failure to possess or non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (ii) No Company Party has received any (x) oral or written communication from any Governmental Entity or other person that alleges that such Company Party or any of its facilities has violated or is liable under any Environmental Law, including any investigatory, remedial or corrective liabilities; or (y) written request for information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the treatment, recycling, storage, disposal or arrangement for disposal of Hazardous Materials (as defined below); in each case that remains pending or unresolved other than any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (iii) There exists no present, or to the knowledge of the Company Parties, no past, facts, events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company (or, to the knowledge of Seller or the Company Parties, it predecessors) which would reasonably be expected to cause noncompliance with any applicable Environmental Laws or Environmental Permits, or which would reasonably be expected to give rise to any liability under Environmental Laws for any claim, action, suit, proceeding, hearing or investigation, including, those based on or related to the disposal, arrangement for disposal, storage, handling, manufacture, processing, distribution, use, treatment or transportation, or the emission, discharge, Release or threatened Release into the environment by the Company (or, to the knowledge of Seller or the Company Parties, its predecessors) of any Hazardous Materials, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Parties have reported to the appropriate environmental agencies, to the extent required by applicable Environmental Laws, all past and present sites owned or operated by the Company Parties (or its predecessors) where Hazardous Materials have been treated, stored, disposed of or otherwise handled, except to the extent the failure to report would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (iv) The transactions will not result in any liabilities for site investigation or cleanup, or require the consent of any person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible party transfer” requirements, other than any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
          (c) Environmental Claims. There are no Environmental Claims (as defined below) (i) pending or, to the knowledge of the Company Parties, threatened against any Company Party or (ii) to the knowledge of the Company Parties, pending or threatened against any person whose liability for any Environmental Claim any Company Party has retained or assumed, either contractually or by operation of law; except in each case for clauses (i) and (ii) above for such Environmental Claims which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.26(c) of the Disclosure Schedule, no Company Party (or any of its predecessors or affiliates) has contractually retained or assumed any liabilities or obligations of any other person relating to Environmental Laws, including any obligation for corrective or remedial action, that would be expected to provide the basis for any Environmental Claim, except for such liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are not any, nor have there been any, Environmental Claims pending or, to the knowledge of the Company Parties, threatened against any Company Party by any landlord or third party pursuant to any of the Real Property Leases, nor, to the knowledge of the Company Parties, is there currently, or has there been previously, any basis therefor, except for such Environmental Claims which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no on-site or off-site location to which any Company Party has transported or disposed of Hazardous Materials or arranged for the transportation or disposal of Hazardous Materials which is the subject of any enforcement action or any other investigation by any Governmental Entity which would reasonably be expected to lead to any claim against any Company Party for any response costs, clean-up cost, remedial or corrective work, or damage to natural resources under any Environmental Law and there is no on-site or off-site location to which any Company Party has transported or disposed of Hazardous Materials or arranged for the transportation or disposal of Hazardous Materials which would reasonably be expected to become the subject of any enforcement action by any Governmental Entity which would lead to any liability of the Company for any clean-up cost, remedial work, or damage to natural resources under any Environmental Law, except in each case for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (d) Releases. To the knowledge of the Company Parties, there has been no Release (as defined below) or threatened Release of any Hazardous Materials at, from, in, to, under or on any property currently or previously owned or operated by any Company Party, other than in compliance with applicable Environmental Laws or the terms of any applicable

Environmental Permit or as would not reasonably be expected to result in liability under Environmental Laws, and no such property is contaminated by any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim, except for such Releases which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (e) Recognized Environmental Conditions. None of the following exists at any Owned Real Property and none of the following exist at any Leased Real Property where any Company Party has responsibility for or liability with respect to any of the following: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) landfills, surface impoundments, or disposal areas; except in each case for any of the foregoing which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Holdings has delivered to Purchaser or made available on the Datasite copies of all material environmental investigations, assessments, studies, audits, reviews and other analyses conducted by or on behalf, and which are in the possession, of any Company Party respecting any facility site or other property previously or presently owned or operated by any Company Party.
          (f) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.28 are the sole and exclusive representations and warranties of the Company concerning environmental, health or safety matters, including any matters arising under Environmental Laws or relating to Hazardous Materials.
          (g) Definitions.
               (i) “Environmental Claims” means any and all regulatory or judicial written actions, orders, decrees, suits, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability of any Company Party under Environmental Laws, including potential or actual responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, administrative or criminal penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief arising out of, based on or related to (A) the presence, Release or threatened Release of, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by any Company Party, or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit by any Company Party.
               (ii) “Environmental Laws” means all domestic or foreign (whether national, federal, state, provincial or otherwise) laws, rules, regulations, orders, decrees, common law, judgments or legally binding agreements issued, promulgated or entered into by or with any Governmental Entity as enacted prior to the Closing Date and in effect on the Closing Date relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of worker health and safety as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the presence, production, emission, discharge, recycling, transfer, disposal, importing, labeling, testing, generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to, or other action or failure to act involving cleanup of any, Hazardous Materials.
          (iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.
          (iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, PCBs or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances, pollutants, contaminants, materials or wastes of any nature subject to investigation, control or remediation or regulated pursuant to any Environmental Law because of their dangerous or deleterious characteristics.
          (v) “Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, pumping, emptying, escaping, leaching or migration or other release into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
          SECTION 3.29 Disclosure. No representation or warranty made pursuant to this Article III contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.
          SECTION 3.30 Certain Interests.Except as set forth in Section 3.30 of the Disclosure Schedule, no Company Party has any economic, voting or ownership interest in any competitor, supplier or customer of the Company or the Business.
          SECTION 3.31 Business Names.Except as set forth in Section 3.31 of the Disclosure Schedule, the Company does not, and in the past five (5) years has not, conducted the Business under any fictitious business names.
          SECTION 3.32 No Additional Representations.
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, (A) NEITHER HOLDINGS NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND (B) HOLDINGS AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION), VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, OR ANY PART THEREOF.
ARTICLE III.A
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, Seller represents and warrants and agrees as follows (it being agreed that the disclosure of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure in another section or subsection in the Disclosure Schedule only to the extent that it is reasonably apparent from the face of such disclosure that it is relevant to such other section or subsection):
          SECTION 3.01A Organization; Good Standing.
     Seller is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.
          SECTION 3.02A Title.
          (a) Seller owns, of record and beneficially, as of the date hereof, all of the issued and outstanding Common Stock of Holdings, free and clear of all Liens, and the consummation by Seller of the transactions contemplated by this Agreement will not give rise to any Liens thereon.
          (b) There are no rights or other commitments entitling any person to purchase or acquire any shares of capital stock of Holdings held by Seller or any security convertible into or exchangeable for shares of capital stock of Holdings held by Seller, nor has Seller entered into any agreement with respect to any of the foregoing. There are no irrevocable proxies and no voting agreements to which Seller is a party with respect to any shares of capital stock or other voting securities of Holdings held by Seller.
          SECTION 3.03A Authority Relative to this Agreement.
     Seller has the full legal right, power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the documents and instruments to be executed and delivered by Seller pursuant hereto have been duly authorized by all necessary actions required under its Organizational Documents, and no other actions or proceedings are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the documents and instruments to be executed and delivered by Seller pursuant hereto will be, duly executed and delivered by Seller and this Agreement is, and the documents and instruments to be executed and delivered by Seller pursuant hereto will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.
          SECTION 3.04A Consents and Approvals; No Violations.
          (a) Except for applicable requirements of the HSR Act, the requirements of which have been satisfied by Seller prior to the date hereof, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement.
          (b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Organizational Documents of Seller, (ii) except as set forth in Section 3.04A of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien (except for Permitted Liens) or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which Seller is a party or by which its or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Seller.
          SECTION 3.05A Litigation.
     There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the knowledge of Seller, threatened in writing, to which Seller is a party that if determined adversely to Seller, would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or any such other documents or instruments. Seller is not a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Entity which would reasonably be likely to prevent or materially delay Seller’s ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.
          SECTION 3.06A Related Party Transactions.
     Except as set forth on Section 3.06A of the Disclosure Schedule, neither Seller nor any affiliate of Seller (including the Seller Owners and their respective affiliates but excluding the Company Parties) is a party to any contract, agreement, lease or other arrangement or transaction to which any Company Party is a counterparty or any of the Company Parties’ assets or properties are bound (other than the Organizational Documents of the Seller and the Company Parties).
          SECTION 3.07A Ownership.
          (a) The Seller Limited Partners, collectively, beneficially own 100% of the limited partnership interests of Seller which represent all of the economic interests of Seller.
          (b) The distribution of the Equity Consideration by Seller to the Seller Limited Partners in accordance with Section 2.01(b) and Section 5.07 hereof is and will be in accordance with (i) the Limited Partnership Agreement of Seller, dated as of July 2, 2007, as amended by that certain Amendment No. 1 to Limited Partnership Agreement, dated as of May 28, 2008 (as amended, the “Seller Partnership Agreement”), and (ii) the respective Organizational Documents of any other Person in the equity chain between Seller and the Seller Limited Partners, including in the case of the foregoing clauses (i) and (ii) the respective distribution waterfalls thereunder. In determining the share amounts set forth opposite the names of the Seller Limited Partners on Annex 2.01(b), shares have been allocated to the Seller Limited Partners in accordance with the terms of the Seller Partnership Agreement and the Organizational Documents described in clause (ii) of the immediately preceding sentence.
          (c) After the Closing, neither Purchaser nor any other Purchaser Indemnified Person (including the Company Parties) shall become subject to any claim or suffer or incur any Losses whatsoever with respect to the allocation of the Equity Consideration in accordance with the terms of this Agreement.
          SECTION 3.08A NO ADDITIONAL REPRESENTATIONS.
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, THIS ARTICLE III.A, OR ARTICLE IX, SELLER (A) MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND (B) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION), VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, OR ANY PART THEREOF.
ARTICLE III.B
REPRESENTATIONS AND WARRANTIES OF THE SELLER OWNERS
     Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, each of the Seller Owners jointly and severally represents and warrants and agrees as follows (it being agreed that the disclosure of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure in another section or subsection in the Disclosure Schedule only to the extent that it is reasonably apparent from the face of such disclosure that it is relevant to such other section or subsection):
          SECTION 3.01B Organization; Good Standing.
     Each of the Seller Owners is a duly formed limited partnership, validly existing and in good standing under the laws of the state or other jurisdiction of its organization.
          SECTION 3.02B Authority Relative to this Agreement.
     Each Seller Owner has the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by each Seller Owner of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all necessary actions required under its Organizational Documents and no other actions or proceeding on the part of any Seller Owner are necessary to approve this

Agreement or the documents and instruments to be executed and delivered by it pursuant hereto or thereto, or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the documents and instruments to be executed and delivered by any Seller Owner pursuant hereto will be, duly executed and delivered by such Seller Owner and this Agreement is, and the documents and instruments to be executed and delivered by any Seller Owner will be, the legal, valid and binding obligations of such Seller Owner enforceable against such Seller Owner in accordance with its terms.
          SECTION 3.03B Consents and Approvals; No Violations.
          (a) Except for applicable requirements of the HSR Act, the requirements of which have been satisfied by the Seller Owners prior to the date hereof, no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Seller Owners of the transactions contemplated by this Agreement.
          (b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by any Seller Owner, nor the consummation by any Seller Owner of the transactions contemplated hereby or thereby, nor compliance by any Seller Owner with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Organizational Documents of any Seller Owner, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien (except for Permitted Liens) or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which any Seller Owner is a party or by which its or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller Owner or any of its properties or assets.
          SECTION 3.04B Litigation.
     There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the knowledge of Seller Owners, threatened in writing, to which any Seller Owner is a party that if determined adversely to any Seller Owner, would have a material adverse effect on the ability of any Seller Owner to perform its obligations under this Agreement or any such other documents or instruments. Neither Seller Owner is a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Entity which would reasonably be likely to prevent or materially delay any Seller Owner’s ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.
          SECTION 3.05B NO ADDITIONAL REPRESENTATIONS.
          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III.B, (A) NEITHER SELLER OWNER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND (B) SELLER OWNERS EXPRESSLY

DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION), VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF HOLDINGS AND ITS SUBSIDIARIES, OR ANY PART THEREOF.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, Purchaser represents, warrants and agrees as follows (it being agreed that the disclosure of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure in another section or subsection in the Disclosure Schedule only to the extent that it is reasonably apparent from the face of such disclosure that it is relevant to such other section or subsection):
          SECTION 4.01 Organization; Good Standing.
     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has full power and authority, corporate and other, to own and operate its property (including the operation of leased property), and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the property owned or the nature of the business transacted by it makes such qualification or licensing necessary, except to the extent failure to be qualified in such jurisdiction would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser.
          SECTION 4.02 Authority Relative to this Agreement.
     Purchaser has the full legal right and power and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all requisite corporate or other action (including all action required of Purchaser’s of Board of Directors (including any committees of Purchaser’s Board of Directors, to the extent applicable)), and no other corporate proceedings or other action on the part of Purchaser are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. This Agreement is, and the documents and instruments to be executed and delivered by Purchaser pursuant hereto will be, duly executed and delivered by Purchaser and is, in the case of this Agreement, and will be, in the case of the documents and instruments to be executed and delivered by Purchaser pursuant hereto, the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms.
          SECTION 4.03 Consents and Approvals; No Violations.
          (a) Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) state Blue Sky laws and the HSR Act

(the requirements of the HSR Act being complied with by Purchaser prior to the date hereof), no filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.
          (b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the Organizational Documents of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under, or result in the creation of any Lien (as defined below) (except for Permitted Liens, as defined below) in or upon any of the properties or assets of Purchaser under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, in the aggregate, have a material adverse effect and which would not prevent or materially delay or have a material adverse effect on the consummation of the transactions contemplated hereby.
          SECTION 4.04 Litigation.
     There is no legal action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Entity pending or, to the knowledge of Purchaser, threatened, to which Purchaser is a party that (a) except as set forth on Section 4.04 of the Disclosure Schedule, if decided adversely to Purchaser would have a material adverse effect on the assets or properties of Purchaser and its Subsidiaries, taken as a whole, (b) except as set forth on Section 4.04 of the Disclosure Schedule, if adversely determined, would be likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or any such other documents or instruments. To the knowledge of Purchaser, there is no fact or facts existing which are reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation.
          SECTION 4.05 Capitalization of Purchaser.
          The Equity Consideration will be validly issued, fully paid and nonassessable and, when delivered by Purchaser, free and clear of any Liens whatsoever, except as set forth in the Stock Restriction Agreements with respect to certain Seller Limited Partners, and not subject to, or issued in violation of, any preemptive rights. The Equity Consideration will be issued in compliance with Purchaser’s Organizational Documents and the issuance of the Equity Consideration will not violate any provision of any Organizational Document.
          SECTION 4.06 Real Property Holding Corporation Status.
          Purchaser is not, and reasonably does not expect that it will become, a United States real property holding corporation within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.
          SECTION 4.07 SEC Reports.
      Since August 1, 2009, Purchaser has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, amendments and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d), or the Securities Act thereof (collectively, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of such amendment, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports. As of their respective dates, or, if amended, as of the date of such amendment, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with the historical practices of Purchaser during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes otherwise required under GAAP). Purchaser does not have pending before the SEC any request for confidential treatment of information. Purchaser is not an issuer identified in Rule 144(i)(1) under the Securities Act.
          SECTION 4.08 Private Placement.
     Assuming the accuracy of the representations and warranties set forth in Article III.A. (other than Section 3.06A) and the representations and warranties of the Seller Limited Partners set forth in the Investment Letters, no registration under the Securities Act is required for the issuance of the Equity Consideration to the Seller Limited Partners.
          SECTION 4.09 NYSE Listing Requirements.
     Purchaser is in compliance in all material respects with all applicable New York Stock Exchange (“NYSE”) continued listing requirements. There are no proceedings pending or threatened in writing, or to the Purchaser’s knowledge, threatened orally, against Purchaser relating to the continued listing of the common stock of Purchaser on the NYSE and Purchaser has not received any written, or to the Purchaser’s knowledge, oral notice of the delisting of its common stock from the NYSE. The issuance by Purchaser of the Equity Consideration hereunder does not contravene any rules and regulations of the NYSE applicable to Purchaser and does not require the approval of Purchaser’s stockholders under any stockholder approval provision of such rules and regulations.
          SECTION 4.10 NO ADDITIONAL REPRESENTATIONS.
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, OR ARTICLE IX, PURCHASER (A) MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND (B) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR

WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, REGARDING PURCHASER, ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES OR THE EQUITY CONSIDERATION, INCLUDING AS TO THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION), VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR RESPECTIVE ASSETS, OR ANY PART THEREOF.
Article V
COVENANTS
          SECTION 5.01 Public Disclosure.
     The parties have agreed on the form of press releases to be issued on the Closing Date by Seller and Purchaser, respectively. After the Closing Date, Purchaser shall provide Seller with a copy of the proposed Form 8-K that it intends to file with the SEC to report the transactions contemplated by this Agreement at least one (1) Business Day prior to the filing thereof. Except for the foregoing, no party to this Agreement shall make or cause to be made any press release or similar public announcement or communication in any form with respect to this Agreement or the transactions contemplated hereby, without the consent of the other parties, provided that nothing herein shall restrict any party from complying with requirements of applicable law or the rules of the NYSE, in which event such party will provide the other parties with a copy of the proposed press release or other public announcement to the extent practicable at least two (2) Business Days prior to its disclosure and nothing herein shall limit Seller Owners from discussing the transactions contemplated hereby with their respective limited partners. This Agreement shall supersede the Confidentiality Agreement dated as of April 23, 2010, by and between the Purchaser and the Company.
          SECTION 5.02 Books and Records.
      From and after the Closing Date, the Company Parties shall maintain such books and records of the Company Parties as were in existence as of the Closing Date until the time for the taking of any federal Tax audit of the Company for its fiscal year 2010 shall have expired and shall provide Seller and its representatives reasonable access thereto following reasonable notice and during the Company’s normal business hours, in order to enable Seller to (a) prepare its Tax Returns, and (b) perform any other acts reasonably related to its former interest in the Company Parties and HFS; provided, that prior to destroying such books and records, Purchaser shall notify Seller and allow Seller to request copies of such books and records at Seller’s sole cost and expense.
          SECTION 5.03 Tax Matters.
          (a) Any sales, use, transfer, documentary, stamp or other similar non-income Taxes that are payable as a result of the consummation of the transactions contemplated hereby shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser agrees that it shall not make an election under Section 338 of the Code (or under any similar provision of state, local or non-United States law) with respect to its acquisition of the Purchased Shares.
          (b) Certain State Tax Returns. Purchaser and Seller shall cooperate to file original or amended Tax Returns in Indiana, and original or amended Tax Returns in States other than Indiana, for certain Pre-Closing Tax Periods, in each case to reflect an apportionment of income of the Company Parties away from Indiana and to the other States. Notwithstanding the other provisions of this Section 5.03, such Tax Returns (i) shall be prepared and filed in Purchaser’s sole discretion by Purchaser’s accountants at the sole cost of Purchaser and (ii) in the case of States other than Indiana, may, if Purchaser so determines, be filed under the voluntary disclosure procedures of the applicable State. Notwithstanding Section 8.02(a) and Section 8.04(a), under no circumstance shall Seller or any Seller Owner be required to indemnify any Purchaser Indemnified Person for any Tax or other Loss arising as a direct or indirect result of the filing of any Tax Return described in this Section 5.03(b). If, as a result of all of the Tax Returns filed pursuant to this Section 5.03(b), taken together, there is a net Tax cost or net Tax benefit to the Company Parties, then that net Tax cost and net Tax Benefit shall be for the account of Purchaser and the Company Parties. Purchaser and the Company Parties shall indemnify and hold harmless each Historic Tax Indemnitee from and against any Tax or other Loss for any Pre-Closing Tax Period arising as a direct or indirect result of the filing of any Tax Return described in this Section 5.03(b). As used in this Agreement, “Historic Tax Indemnitee” shall mean the Persons listed on Annex 5.03(b).
          (c) Seller shall cause to be timely filed all Tax Returns of the Company Parties that are due on or prior to the Closing Date. The applicable Company Party shall timely pay any Taxes shown to be due thereon. Purchaser shall file or cause to be filed all other Tax Returns required to be filed by the Company Parties in respect of any Pre-Closing Tax Period. Purchaser shall not cause or permit any Company Party to file an amended Tax Return, or to modify any Tax election, of any Company Party with respect to any Pre-Closing Tax Period, unless (i) Seller consents in its sole discretion, or (ii) Purchaser receives and provides to Seller written advice of reputable Tax advisors, in substance reasonably acceptable to Seller, to the effect that such amended return or modification is required by law, or (iii) in the case of such a filing solely to claim a refund or credit of Taxes described in the proviso to the first sentence of Section 5.03(f), Seller consents in its reasonable discretion.
          (d) With respect to each Tax Return relating to a Company Party for a Pre-Closing Tax Period that is required to be filed by Purchaser pursuant to Section 5.03(c), (i) all such Tax Returns shall be filed in accordance with the prior positions and practices of the Company Parties, unless Purchaser receives and provides to Seller written advice of reputable Tax advisors, in substance reasonably acceptable to Seller, that a change is required by law, and (ii) Purchaser shall provide each such Tax Return to Seller at least thirty (30) days prior to the due date of such Tax Return for Seller’s review, and Purchaser shall make all changes reasonably requested by Seller. The applicable Company Party shall pay any Taxes shown to be due on any such Tax Return, to the extent that the aggregate unpaid Taxes of the Company Parties, as of the Closing Date, do not exceed the amount of the reserve for Taxes on the Audited Closing Balance Sheet (the “Tax Reserve”). Seller shall remit to Purchaser in accordance with Section 8.04 the amount, if any, by which the Taxes shown to be due on any such Tax Return cause the unpaid Taxes of the Company Parties, as of the Closing Date, to exceed the amount of the Tax Reserve. With respect to any Pre-Closing Tax Period, upon Seller’s reasonable request and at its expense, Purchaser shall, or shall cause the applicable Company Party to, initiate a claim for a refund of Taxes, or amend any Tax Return, of a Company Party.
          (e) With respect to Tax Returns of the Company Parties for each Straddle Period, (i) all such Tax Returns shall be filed in accordance with the prior positions and practices of the Company Parties, unless Purchaser, in consultation with reputable tax advisors, determines that a change is required by law, and (ii) Purchaser shall provide each such Tax Return, accompanied by an allocation in accordance with Section 8.04 between Seller and Purchaser of the Taxes shown to be due on such Tax Return, to Seller at least thirty (30) days prior to the due date of such Tax Return for Seller’s review. Each such Tax Return and allocation shall be final and binding on Seller and Purchaser, unless, within twenty (20) days after the date of receipt by Seller of such Tax Return and allocation, Seller delivers to Purchaser a written request for changes to such Tax Return or allocation. If Seller delivers such a request, then Seller and Purchaser shall undertake in good faith to resolve the issues raised in such request. If Seller and Purchaser are unable to resolve any issue by the earlier of (i) ten (10) days after the date of receipt by Purchaser of the request for changes or (ii) ten (10) days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then Seller and Purchaser shall jointly engage the Independent Firm (in the manner set forth in Section 2.02) to resolve such dispute, and the decision of the Independent Firm shall be final. The applicable Company Party shall pay any Taxes shown to be due on any such Tax Return, to the extent that (i) such Taxes relate to the Post-Closing Tax Period or (ii) to the extent that such Taxes relate to the Pre-Closing Tax Period, the aggregate unpaid Taxes of the Company Parties, as of the Closing Date, do not exceed the amount of the Tax Reserve. Seller shall remit to Purchaser in accordance with Section 8.04 the amount, if any, by which the Taxes (as relate to the Pre-Closing Tax Period) shown to be due on any such Tax Return cause the unpaid Taxes of the Company Parties, as of the Closing Date, to exceed the amount of the Tax Reserve.
          (f) Subject to Section 5.03(b), Seller shall be entitled to any refund or credit of Taxes (including any interest paid thereon) of the Company Parties for any Pre-Closing Tax Period and for the portion of any Straddle Period for which Seller is responsible pursuant to Section 8.04; provided however, that Purchaser and the Company Parties shall be entitled to any refund or credit of Taxes (including any interest paid thereon) of the Company Parties for any Pre-Closing Tax Period and for the portion of any Straddle Period for which Seller is responsible pursuant to Section 8.04 to the extent the refund or credit results from the carryback of net operating losses, if any, attributable to the Company Parties incurred in any taxable year or portion thereof during the period beginning the day after the Closing Date and ending on July 31, 2012. Purchaser will, and will cause the Company Parties to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Company Parties to perfect their rights in and obtain all Tax refunds and credits for which any such Company Party is eligible and to which Seller is entitled. None of Purchaser or any Company Party shall forfeit, fail to collect or otherwise minimize any Tax refund or credit to which Seller would be entitled under this Section, whether through any election to carry forward a net operating loss or otherwise.
          (g) If (i) a Governmental Entity asserts a claim for Taxes against any Company Party and (ii) Seller could be responsible for any portion of those Taxes under Section 8.04 (any such claim, a “Tax claim”), then the party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such party) of such Tax claim shall promptly provide to the other parties hereto written notice specifying in reasonable detail the basis for such Tax claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity in respect of such Tax claim; provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other party of any of its obligations under Section 8.04, except if and only to the extent that the other party is actually prejudiced thereby.
          (h) If, within sixty (60) days after Seller receives notice of a Tax claim (whether from a Governmental Entity or pursuant to Section 5.03(a)), Seller provides to Purchaser a written notice in which Seller elects to contest, and to control the defense or prosecution of, such Tax claim (an “Election Notice”), then, subject to the provisions of this Section 5.03, Seller shall have the right to defend or prosecute and the right to control, at its sole cost and expense, such Tax claim by all appropriate proceedings. For any Tax claim the defense or prosecution of which Seller controls (a “Seller Controlled Proceeding”), (i) Seller shall defend or prosecute the Tax claim diligently and in good faith; (ii) Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax claim that would reasonably be expected to result in any material Tax for which Purchaser or any Company Party would be responsible pursuant to Section 8.04(b); (iii) Seller shall inform Purchaser of all material developments and events relating to such Tax claim (including providing to Purchaser copies of relevant portions of all written materials relating to such Tax claim); (iv) Purchaser shall provide or cause to be provided to Seller any information reasonably requested by Seller relating to such Tax claim, and Purchaser shall otherwise cooperate with Seller and its representatives in good faith in order to contest effectively such Tax claim; (v) Purchaser or its authorized representative shall be entitled, at the expense of Purchaser, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax claim; and (vi) in the event that Purchaser reasonably withholds consent to a compromise or settlement pursuant to clause (ii) above, Purchaser shall be entitled to assume the defense or prosecution of such Tax claim, and, in any event, the liability of Seller in connection with such Tax claim shall not exceed the amount of the liability under the proposed settlement or compromise as to which Purchaser withheld consent.
          (i) Purchaser shall control the defense or prosecution of any Tax claim that is not a Seller Controlled Proceeding (each, a “Purchaser Controlled Proceeding”). For any Purchaser Controlled Proceeding, (i) Purchaser shall defend or prosecute the Tax claim diligently and in good faith; (ii) Purchaser shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any compromise or settlement of such Tax claim that would reasonably be expected to result in any material Tax for which Seller would be responsible pursuant to Section 8.04; (iii) Purchaser shall inform Seller of all material developments and events relating to such Tax claim (including providing to Seller copies of relevant portions of all written materials relating to such Tax claim); (iv) if requested by Purchaser, Seller shall provide or cause to be provided to Purchaser any information reasonably requested by Purchaser relating to such Tax claim, and Seller shall otherwise cooperate in good faith with Purchaser and its authorized representatives in order to contest effectively such Tax claim; and (v) Seller or its authorized representatives shall be entitled, at the expense of Seller, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax claim.
          (j) In the case of a Tax claim that relates to a Straddle Period, such Tax claim shall be prosecuted or defended and shall be controlled by (i) Seller, if the amount of Tax for which Seller is responsible under Section 8.04(a) with respect to such Tax claim is reasonably expected to equal or exceed the amount of Tax with respect to such Tax claim for which Purchaser and the Company Parties are responsible under Section 8.04(b), and (ii) Purchaser, otherwise. The reasonable documented costs incurred by Seller (in a proceeding described in clause (i) of the preceding sentence) or by Purchaser (in a proceeding described in clause (ii) of the preceding sentence) that are properly attributable to the Tax claim shall be divided between and borne by the parties in accordance with their relative share of the underlying Tax liabilities under Section 8.04. In the case of any such Tax claim, (i) the controlling party shall provide the noncontrolling party with a timely and reasonably detailed account of each stage of such Tax Claim and a copy of relevant portions of all documents relating to such Tax claim; (ii) the controlling party shall consult with the noncontrolling party before taking any significant action with respect to such Tax claim that would reasonably be expected to affect adversely the noncontrolling party; (iii) the controlling party shall consult with the noncontrolling party and offer the noncontrolling party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax claim (including, to the extent practicable, any documents furnished to the applicable Governmental Entity in connection with any discovery request) to the extent such materials concern matters in such Tax claim that would reasonably be expected to affect adversely the noncontrolling party; (iv) unless the noncontrolling party otherwise consents in writing, the controlling party shall defend the Tax claim diligently and in good faith as if the controlling party were the only party in interest in connection with such Tax claim to the extent that such Tax claim might adversely affect the noncontrolling party, and the noncontrolling party shall reasonably facilitate to the extent requested by the controlling party, and shall not impede, the controlling party’s control of such Tax claim; and (v) the controlling party shall not settle, compromise, abandon or discharge any such Tax claim without obtaining the prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, of the noncontrolling party, if such settlement, compromise, abandonment or discharge would reasonably be expected to have an adverse impact on the noncontrolling party. In the event that the noncontrolling party reasonably withholds such consent pursuant to clause (v) of the preceding sentence, the noncontrolling party shall be entitled to assume the defense of such Tax claim; provided, however, that the original controlling party’s liability in connection with such Tax claim shall not exceed the amount that it would have been responsible for under the proposed settlement, compromise, abandonment or discharge.
          (k) In the case of any Tax audit, examination, contest or other proceeding (other than a Tax Proceeding that involves a Tax claim) (“Tax Proceeding”) of any Company Party, to the extent that such Tax Proceeding would reasonably be expected to result in any non-de minimis Tax to a Company Party for which Seller could reasonably be expected to be responsible pursuant to Section 8.04(a): (i) Purchaser shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any compromise or settlement of such Tax Proceeding, (ii) Purchaser shall inform Seller of all material developments and events relating to such Tax Proceeding (including providing to Seller copies of relevant portions of all written materials relating to such Tax Proceeding), (iii) such Tax Proceeding shall be defended or prosecuted diligently by Purchaser in good faith as if Purchaser were the only party in interest in such Tax Proceeding and (iv) Seller or its authorized representatives shall be entitled, at the expense of Seller, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Proceeding. In the event that Seller reasonably withholds consent to a compromise or settlement pursuant to clause (i) of the previous sentence, Seller shall be entitled to assume the defense of such Tax Proceeding; provided, however, that the liability of Purchaser in connection with such Tax Proceeding shall not exceed the amount of such liability under the proposed settlement or compromise as to which Seller withheld its consent. This Section 5.03(k) shall not eliminate or reduce any obligation of Purchaser imposed by other provisions of this Section 5.03.
          (l) Seller, Purchaser and the Company Parties shall cooperate fully, as and to the extent reasonably requested by any another party to this Agreement, in connection with the filing of any Tax Return of a Company Party, in any audit, litigation or other proceeding with respect to Taxes of a Company Party, and in allowing Seller to review Tax Returns of the Company Parties for Pre-Closing Tax Periods and Straddle Periods. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Seller, Purchaser, and the Company Parties agree to retain all books and records with respect to Tax matters pertinent to the Company Parties and that relate to a Pre-Closing Tax Period or a Straddle Period until the expiration of the applicable statute of limitations (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. The parties agree to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another party so requests, to give such other party possession of such books and records. Seller, Purchaser and the Company Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated by this Agreement).
           SECTION 5.04 Indemnification of Officers and Directors.
          The provisions of the Organizational Documents of the Company Parties with respect to the limitation or elimination of liability and indemnification of directors or officers in effect immediately prior to the Closing shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors or officers of the Company Parties, including any such director or officer who, at the request of the Company Parties, served as an officer or director or in any other capacity of another entity, and were entitled to indemnification pursuant to the Organizational Documents of the Company Parties. The provisions of this Section 5.04 are intended to be for the benefit of, and shall be enforceable by, each director or officer of the Company Parties or other Person entitled to indemnification under the Organizational Documents of the Company Parties immediately prior to the Closing, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.04.
          SECTION 5.05 Litigation Support.
     From and after the Closing, in the event and for so long as any party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the

Company Parties, the other parties shall reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense.
          SECTION 5.06 Legends.
          (a) Until removed pursuant to the provisions of the investor letters signed by each of the Seller Limited Partners (the “Investor Letters”), each certificate representing the Equity Consideration shall have stamped, printed or typed thereon the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
          (b) In addition, each certificate issued to the parties to the Stock Restriction Agreements shall have stamped, printed or typed thereon the legend required pursuant to the Stock Restriction Agreement.
          SECTION 5.07 Issuance of Equity Consideration.
     Immediately following the determination of the closing price of Purchaser’s Common Stock on the Closing Date, Seller shall deliver to Purchaser the final Annex 2.01(b) setting forth the allocation of the Equity Consideration among the Seller Limited Partners. Immediately following Purchaser’s receipt of the final Annex 2.01(b) from Seller (and in no event after the Closing Date), Purchaser shall submit an instruction letter to Purchaser’s transfer agent in a form and substance acceptable to Seller and Purchaser shall cause such transfer agent to issue the Equity Consideration to the Seller Limited Partners in the amounts and names set forth on the final Annex 2.01(b). Purchaser shall use its reasonable best efforts to cause the transfer agent to issue such Equity Consideration within two (2) Business Days and shall provide to the transfer agent any documents, fees and other expenses required by the transfer agent to issue the Equity Consideration to the Seller Limited Partners.
Article VI
CLOSING DELIVERABLES
          SECTION 6.01 Closing Deliverables of Seller.
     Contemporaneously with the execution of this Agreement, Seller shall deliver the following documents to Purchaser; provided, however, that Purchaser may waive the receipt any one or more of such deliverables:
          (a) Evidence that all necessary written approvals of Governmental Entities and, to the extent specified on Annex 6.01(a) annexed hereto, consents of third parties to the transactions contemplated by this Agreement have been obtained;

          (b) Resolutions of the Board of Directors (or similar governing body) of Seller, Seller Owners and the Company Parties (including any committees of the Board of Directors (or similar governing body) to the extent applicable) authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by them pursuant hereto, and the transactions contemplated hereby and thereby, certified by a senior executive officer of each such party and dated the Closing Date;
          (c) [reserved]
          (d) Payoff letters with respect to the indebtedness specified on Annex 2.01(a)(i) in forms reasonably acceptable to Purchaser and Seller and UCC-3 termination statements reasonably satisfactory to Purchaser pursuant to which Liens on any of the assets of the Company Parties (except for Permitted Liens) shall be duly released or terminated;
          (e) Written certification by Seller as of the Closing Date, in compliance with Section 1.1445-2 of the Treasury Regulations, that Seller is a not a foreign person for purposes of Sections 897 and 1445 of the Code;
          (f) Resignations, to be effective as of the Closing, in form and substance satisfactory to Purchaser, of the officers and directors of each Company Party identified on Section 6.01(f) of the Disclosure Schedule;
          (g) Evidence, in form and substance satisfactory to Purchaser, that the Management Services Agreement, by and between the Company and an affiliate of the Seller Owners, dated as of February 9, 2007, has been terminated and is of no further force or effect;
          (h) Certificates representing the Purchased Shares, together with stock powers duly executed by Seller, in form and substance satisfactory to Purchaser;
          (i) A non-competition agreement, in the form of Exhibit 6.01(i) annexed hereto, duly executed by each of Brian Brady (“Brady”), Jack Culbertson (“Culbertson”), Tim Hoffman (“Hoffman”) and John Rhymer (“Rhymer”) (collectively, the “Non-Competition Agreements”);
          (j) A registration rights agreement, substantially in the form of Exhibit 6.01(j) annexed hereto, by and among Purchaser and each Seller Limited Partner (the “Registration Rights Agreement”), duly executed by each Seller Limited Partner;
          (k) A release, in the form of Exhibit 6.01(k) annexed hereto, duly executed by Seller, the Seller Owners and each Seller Limited Partner (the “Seller Releases”);
          (l) [reserved]
          (m) A stock restriction agreement, in the form of Exhibit 6.01(m) annexed hereto, by and between Purchaser and certain parties listed on Section 6.01(l) of the Disclosure Schedule (the “Restricted Parties”) (the “Stock Restriction Agreement”), duly executed by such Restricted Parties;

          (n) Investor Letters from each Seller Limited Partner, in the form of Exhibit 6.01(n) annexed hereto, relating to their acquisition of the Equity Consideration in exchange for the sale of their indirect equity interests in Holdings; and
          (o) Any further documentation or instruments as Purchaser or its counsel may reasonably require to effectuate the terms of this Agreement.
          SECTION 6.02 Closing Deliverables of Purchaser.
     Contemporaneously with the execution of this Agreement, Purchaser shall deliver the following documents to Seller; provided, however, that Seller may waive the receipt any one or more of such deliverables:
          (a) Evidence that all necessary approvals of Governmental Entities and consents of third parties to the transactions contemplated by this Agreement have been obtained;
          (b) Resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance by it of this Agreement and the documents and instruments to be executed and delivered by Purchaser pursuant hereto, and the transactions contemplated hereby and thereby, each certified by the Chief Executive Officer of Purchaser and dated the Closing Date;
          (c) The Cash Consideration and the Estimated Closing Cash in accordance with Section 2.01(a);
          (d) The Registration Rights Agreement, duly executed by Purchaser;
          (e) The Equity Consideration in accordance with Section 2.01(b);
          (f) The Stock Restriction Agreement, duly executed by Purchaser;
          (g) The Investor Letters, duly executed by Purchaser;
          (h) The Non-Competition Agreements, duly executed by Purchaser; and
          (i) Any further documentation or instruments as Seller or its counsel may reasonably require to effectuate the terms of this Agreement.
Article VII
CLOSING
          SECTION 7.01 Closing.
     The closing (the “Closing”) of the purchase and sale of the Purchased Shares contemplated by this Agreement shall take place at 10:00 a.m., local time, on the date hereof (the “Closing Date”) at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036. The effective time of the Closing shall be 11:59 p.m., Eastern Daylight Time, on the Closing Date.
          SECTION 7.02 Further Assurances.
     Each party agrees that at any time or from time to time after the Closing Date that upon request of the other party or parties, such party, as the case may be, will execute, acknowledge and deliver such other and further instruments and take such other action or actions as the requesting party may reasonably request in order to effectuate the terms of this Agreement and the documents and instruments contemplated hereby. Purchaser shall, and shall cause the Company Parties to, reasonably cooperate with Seller and provide information and access as reasonably requested by Seller in connection with Seller’s purchase of representations and warranties insurance.
Article VIII
SURVIVAL; INDEMNIFICATION
          SECTION 8.01 Survival of Representations and Warranties.
     Any investigation or examination by Purchaser of the business, properties or affairs of the Company Parties shall not affect the representations and warranties of Seller, Seller Owners or the Company Parties herein contained. The respective representations and warranties of the parties herein contained shall survive the Closing for a period of one (1) year; provided that (i) the representations and warranties of Seller and the Company Parties set forth Sections 3.03 (No Operations), Section 3.18 (Taxes) (other than Sections 3.18(e) and 3.18(f) which shall not survive the Closing), and Section 3.20 (Benefit Plans) shall survive the Closing for the applicable statute of limitations plus sixty (60) days; (ii) the representations and warranties of Seller and the Company Parties set forth in Section 3.01 (Organization; Good Standing), Section 3.02 (Capitalization; Subsidiaries) and Section 3.04 (Authority) shall survive the Closing indefinitely; (iii) the representations and warranties of Seller and the Company Parties set forth in Section 3.28 (Environmental Matters) shall survive the Closing for a period of five (5) years; (iv) the representations and warranties of Seller and the Company Parties set forth in Section 3.25 (Product Liability; Product Recalls), shall survive the Closing for the earlier of (x) the applicable statute of limitations and (y) a period of five (5) years; (v) the representations and warranties of Seller set forth in Section 3.01A (Organization; Good Standing), Section 3.02A (Title), Section 3.03A (Authority) and Section 3.07A (Ownership) shall survive the Closing indefinitely; (vi) the representations and warranties of Seller Owners set forth in Section 3.01B (Organization; Good Standing) and Section 3.02B (Authority) shall survive the Closing indefinitely; (vii) the representations and warranties of Purchaser set forth in Section 4.01 (Organization, Good Standing), Section 4.02 (Authority) and Section 4.05 (Capitalization of Purchaser) shall survive the Closing indefinitely and (viii) the representations and warranties of Purchaser set forth in Section 4.06 (Real Property Holding Company Status) shall survive the Closing for the earlier of (x) the applicable statute of limitations and (y) a period of five (5) years.
          SECTION 8.02 Indemnification.
          (a) Indemnification by Seller and Seller Owners. Seller and each Seller Owner shall, jointly and severally, indemnify, defend and hold Purchaser and its officers, directors, employees, Subsidiaries and affiliates (“Purchaser Indemnified Persons”) harmless from and against any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses, including, without limitation, reasonable attorneys’ and accounting fees (collectively, “Losses”) incurred by such Purchaser Indemnified Person, arising out of, resulting from or attributable to (i) any breach of any representation or warranty made by Seller, Seller Owners or the Company Parties contained in this Agreement or in any schedule hereto (other than any representations or warranties contained in Sections 3.18(e) and 3.18(f)), (ii) the nonperformance of any covenant or obligation to be performed by Seller, Seller Owners or the Company Parties under this Agreement and/or (iii) the matters set forth on Annex 8.02(a)(iii) to this Agreement; provided, however, that Losses shall be reduced by any Tax Benefit Amount resulting from, and any proceeds (after deducting any costs of collection) collected by Purchaser pursuant to Purchaser insurance policies or other contractual indemnities which are contained outside of this Agreement (such other indemnities, “Collateral Sources”) in connection with, the circumstances underlying the claims giving rise to indemnification hereunder. Subject to the limitations set forth below, to the extent that any Loss is eligible to be covered by insurance policies maintained by the Company prior to the Closing or any Collateral Sources, the Company shall use commercially reasonable efforts to recover any Losses from such insurance policies or Collateral Sources; provided that if any Purchaser Indemnified Party makes any payment with respect to such Losses and within ninety (90) days of making such payment such Purchaser Indemnified Party: (x) has not been reimbursed in full by the insurance carrier and/or Collateral Sources under the applicable policy and/or contractual indemnities for which recovery has been sought under this Section 8.02(a) and/or (y) any such insurance carrier delivers a notice of denial of coverage or a reservation of rights or similar letters under such policy or any such Collateral Source delivers a notice denying its indemnification obligation, then such Purchaser Indemnified Party shall be permitted to immediately seek indemnification for any Losses (including Losses associated with seeking recovery from the insurance carrier and/or Collateral Sources) from Seller and Seller Owners as contemplated by this Section 8.02(a). In connection with the foregoing, the Purchaser Indemnified Parties shall not be under any obligation to keep Seller or Seller Owners notified of its correspondence with any insurance carrier other than to inform such parties of the conditions set forth in clauses (x) and/or (y) above.
          (b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller indemnify, defend and hold Purchaser and its officers, directors, employees, Subsidiaries and affiliates (“Seller Indemnified Persons”) harmless from and against any and all Losses incurred by any Seller Indemnified Persons arising out of, resulting from or attributable to (i) any breach of any representation or warranty made by Purchaser contained in this Agreement, and/or (ii) the nonperformance of any covenant or obligation to be performed by Purchaser under this Agreement; provided, however, that Losses shall be reduced by any Tax Benefit Amount and any proceeds (after deducting any costs of collection) collected by Seller or Seller Owners pursuant to Seller or Seller Owners insurance policies or Collateral Sources in connection with the circumstances underlying the claims giving rise to indemnification hereunder.
          (c) To the extent that there is an increase in the Tax Benefit Amount of any Indemnitee (or an affiliate thereof) with respect to a Loss that is the subject of an indemnification payment under this Agreement, the Indemnitor shall be entitled to such increase and the Indemnitee shall promptly (and in any event, no later than ten (10) days after filing of the Tax Return(s) associated with the increase in Tax Benefit Amount) pay to the Indemnitor the increase in the Tax Benefit Amount at such times and to the extent that the Indemnitee (or affiliate thereof) actually realizes an increase in a Tax Benefit Amount. For purposes of this Agreement, (x) “Tax Benefit Amount” shall mean, for any taxable period of any Person with respect to any Loss, the excess of (i) such Person’s cumulative liability for Taxes through the end of such taxable year (calculated by excluding all Tax Attributes attributable to the Loss) over (ii) such Person’s actual cumulative liability for Taxes through the end of such taxable year (calculated by taking into account all Tax Attributes attributable to the Loss), and (y) “Tax Attribute” shall mean, with respect to any Person, any item of loss, deduction, credit, basis or other Tax item of a type that decreases the amount of Taxes paid by, or increases the amount of a Tax refund paid to, such Person.

          SECTION 8.03 Limitations on Indemnification.
     Notwithstanding anything to the contrary set forth in this Agreement:
          (a) Neither Seller nor any Seller Owner shall be obligated to indemnify any Purchaser Indemnified Person for breaches of representations and warranties pursuant to Section 8.02(a)(i) (other than Fundamental Representations) and Purchaser shall not be obligated to indemnify any Seller Indemnified Person for breaches of representations and warranties pursuant to Section 8.02(b)(i) (other than Fundamental Representations), in each case, for any claim the Losses for which do not exceed Ten Thousand Dollars ($10,000) (the “Threshold”).
          “Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Good Standing), Section 3.02 (Capitalization; Subsidiaries), Section 3.01A (Organization, Good Standing), Section 3.02A (Title), Section 3.03A (Authority), Section 3.07A (Ownership), Section 3.01B (Organization, Good Standing), Section 3.02B (Authority), Section 4.01 (Organization; Good Standing), Section 4.02 (Authority) and Section 4.05 (Capitalization of Purchaser).
          (b) Neither Seller nor any Seller Owner shall be obligated to indemnify any Purchaser Indemnified Person for breaches of representations and warranties pursuant to Section 8.02(a)(i) (other than Fundamental Representations) and Purchaser shall not be obligated to indemnify any Seller Indemnified Person for breaches of representations and warranties pursuant to Section 8.02(b)(i) (other than Fundamental Representations), in each case, until the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable, have incurred aggregate Losses in excess of One Million Dollars ($1,000,000) (the “Deductible”) and then only in excess of the Deductible; provided, that, for the avoidance of doubt, no single Loss which is less than the Threshold shall be applied to satisfying the Deductible.
          (c) The maximum amount of all monetary Losses (the “Cap”) subject to indemnification by Seller and Seller Owners, on the one hand, or Purchaser, on the other hand, pursuant to this Article VIII shall be as follows:
          (i) For Losses arising out of, resulting from or attributable to breaches of representations and warranties (other than Fundamental Representations) for which indemnification pursuant to Section 8.02(a)(i) or Section 8.02(b)(i), as applicable, is available, Fifteen Million Dollars ($15,000,000) in the aggregate;
          (ii) For all other Losses for which indemnification is available pursuant to pursuant to Section 8.02(a), Section 8.02(b), Section 8.04(a) or Section 8.04(b) (other than those subject to the Cap set forth in Section 8.03(c)(i)), the Purchase Price. In no event shall Seller’s and Seller Owners’, on the one hand, or Purchaser’s, on the other hand, indemnification obligations under this Agreement exceed, in the aggregate, the Purchase Price.
The value of Equity Consideration to be included in the Purchase Price for the purposes of Section 8.03(c) shall be equal to the product of 4,300,000 multiplied by the per share average closing price for the ten (10) consecutive trading days prior to the date hereof.

          (d) No party responsible for indemnification under this Article VIII, shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement, except in the case of fraud, intentional misconduct or intentional misrepresentation.
          (e) In any case where a Purchaser Indemnified Person recovers under insurance policies or from Collateral Sources any amount in respect of a matter for which such Purchaser Indemnified Person previously was indemnified pursuant to this Agreement, such Purchaser Indemnified Person shall promptly pay over to Seller the amount so recovered but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Purchaser Indemnified Person in respect of such matter, and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.
          (f) In any case where a Seller Indemnified Person recovers under insurance policies or from Collateral Sources any amount in respect of a matter for which such Seller Indemnified Person previously was indemnified pursuant to this Agreement, such Seller Indemnified Person shall promptly pay over to Purchaser the amount so recovered but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Seller Indemnified Person in respect of such matter, and (ii) any amount expended by Purchaser in pursuing or defending any claim arising out of such matter.
          (g) AFTER THE CLOSING, EXCEPT IN THE EVENT OF FRAUD, INTENTIONAL MISCONDUCT OR INTENTIONAL MISREPRESENTATION INDEMNIFICATION PURSUANT TO THE PROVISIONS OF ARTICLES VIII AND IX SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR MONETARY DAMAGES FOR THE PARTIES HERETO FOR ANY MISREPRESENTATION OR BREACH OF ANY WARRANTY, COVENANT OR OTHER PROVISION CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO (INCLUDING WITH RESPECT TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS, INCLUDING THOSE ARISING UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAWS OR ANY OTHER ENVIRONMENTAL MATTERS OR TAX MATTERS); PROVIDED THAT NOTHING IN THIS SECTION 8.03(g) SHALL LIMIT PURCHASER’S ABILITY TO RECOVER MONETARY DAMAGES FROM THE PARTIES TO, AND PURSUANT TO, THE STOCK RESTRICTION AGREEMENTS, THE RELEASES, THE REGISTRATION RIGHTS AGREEMENT, THE NON-COMPETITION AGREEMENTS OR THE INVESTOR LETTERS.
          (h) In valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Purchaser for the Purchased Stock whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating or preparing its proposed purchase price for the Purchased Stock.
          SECTION 8.04 Tax Indemnification.
          (a) Seller and each Seller Owner shall, jointly and severally, indemnify Purchaser Indemnified Persons and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company Parties for all taxable periods ending on or before the

Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Parties (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person (other than the Company Parties) imposed on the Company Parties as a transferee or successor, by contract (other than (x) any contract solely among the Company Parties and (y) any credit or other commercial contract or agreement the principal purpose of which does not relate to Taxes) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, Seller and Seller Owners shall be liable (jointly and severally) only to the extent that such Taxes exceed the sum of the Tax Reserve and the amount of any refund or credit of Taxes described in the proviso to the first sentence of Section 5.03(f) to which Purchaser or the Company Parties are entitled (to the extent such refund or credit is not already accounted for in the Tax Reserve). Notwithstanding any other provision of this Agreement, in calculating the Taxes for which Seller and Seller Owners, on the one hand, and Purchaser and the Company Parties, on the other hand, are responsible for pursuant to Section 8.04(a) and Section 8.04(b), any items of income and gain that arise after the Closing on the Closing Date and that are not in the ordinary course of business of the Company Parties shall be deemed to arise on the day immediately succeeding the Closing Date. Seller and Seller Owners shall reimburse Purchaser for any Taxes of the Company Parties that are the responsibility of Seller and Seller Owners pursuant to this Section 8.04(a) within fifteen (15) Business Days after payment of such Taxes by Purchaser or the Company Parties.
          (b) Purchaser and the Company Parties shall, jointly and severally, indemnify and hold harmless Seller and Seller Indemnified Persons from and against any Taxes of the Company Parties (x) for any Post-Closing Tax Period or, to the extent that the responsibility for such Taxes is allocable to Purchaser under Section 8.04(c), for any Straddle Period, or (y) arising from any action taken by Purchaser or any Company Party on the Closing Date (after the Closing) that is not in the ordinary course of business.
          (c) For purposes of this Agreement, including in determining the amount of Taxes for which Seller or Purchaser is responsible under Section 8.04(a) or Section 8.04(b):
          (i) In the case of any Taxes based on the income or receipts of the Company Parties that are payable with respect to a taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the portion of such Taxes allocable to (x) the portion of the Straddle Period ending on or before the Closing Date (for which Seller shall be responsible under Section 8.04(a)) and (y) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (for which Purchaser shall be responsible under Section 8.04(b)) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company Parties.
          (ii) In the case of any Taxes (other than Taxes covered by clause (A) above) of the Company Parties that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of such period ending on or before the

Closing Date (for which Seller shall be responsible under Section 8.04(a)) shall be equal to the product of such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the remaining such Taxes shall be allocable to the portion of the Straddle Period beginning on the day next succeeding the Closing Date (for which Purchaser shall be responsible under Section 8.04(b).
          SECTION 8.05 Indemnification Procedures.
          (a) If Purchaser, on the one hand, or Seller, on the other hand, shall receive notice of any matter which such party or any of its officers, directors Subsidiaries, employees, agents, Subsidiaries or affiliates (any of the foregoing, an “Indemnitee”), has determined has given, or, with respect to any matters other than a breach of a representation or warranty set forth in Section 3.24, is reasonably likely to result in, a right of indemnification under this Agreement, the Indemnitee shall promptly give the indemnifying party (the “Indemnitor”) written notice of such claim, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity and including documentary proof, if available, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the claim, except to the extent the Indemnitor shall have been actually and materially prejudiced by such failure.
          (b) If an Indemnitee shall receive notice of any claim or proceeding initiated by a third party which is or may be subject to indemnification (other than in the case of a Tax claim or Tax Proceeding, which shall be governed by the provisions of Section 5.03) (each, a “Third Party Claim”), the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the Third Party Claim, except to the extent the Indemnitor shall have been actually and materially prejudiced by such failure. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim and the Indemnitee is reasonably satisfied that the Indemnitor has sufficient funds available to pay any Losses resulting from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense of such claim by counsel of its own choice and at its own expense, provided that the Indemnitor and its counsel shall proceed with diligence and good faith with respect thereto and Indemnitor shall be obligated to post any bonds required in connection with such Third Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to control the defense of such Third Party Claim and employ separate counsel in such Third Party Claim and the fees and expenses of such counsel shall be at the expense of such Indemnitor if: (i) the Indemnitor has failed to promptly assume the defense and employ counsel, (ii) the Indemnitor fails to conduct the defense of the applicable Third Party Claim with diligence and good faith, (iii) the Third Party Claim seeks an injunction or other equitable relief or is a criminal proceeding, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnitee, or (v) the named parties to any such Third Party Claim (including any impleaded parties) include such Indemnitee and any Indemnitor, and such Indemnitee shall have been advised by its counsel that there is a conflict of interest between the Indemnitor and such Indemnitee with respect to such Third Party Claim or with respect to any legal defense which may be available; provided, however, that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any claim or proceeding.
          (c) In the event the Indemnitor exercises its right to undertake the defense of any Third Party Claim, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitee. No Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. No Third Party Claim which is being defended in good faith by the Indemnitee alone, or jointly with the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.
          SECTION 8.06 Tax Treatment of Indemnification.
      Purchaser, Seller and Seller Owners agree to treat for tax purposes any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price.
Article IX
FINDER’S FEES
          SECTION 9.01 Finder’s Fees.
      Seller, Seller Owners and the Company Parties represent and warrant to Purchaser that, except as set forth in Section 9.01 of the Disclosure Schedule, and Purchaser represents and warrants to Seller and Seller Owners that, except as set forth in Section 9.01 of the Purchaser Disclosure Schedule, that neither they nor their respective affiliates respectively have had any dealings with any finder, broker, financial advisor or investment banker in connection with the transactions contemplated by this Agreement. Seller and each Seller Owner will jointly and severally indemnify and hold Purchaser harmless from and against any and all liabilities (including but not limited to reasonable attorneys’ fees) to which it may be subjected by reason of any finder’s, broker’s, financial advisor’s, investment banker’s or similar fee or commission with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by Seller, any Seller Owner or any Company Party (on behalf of Seller or any Seller Owner) or their respective affiliates. Purchaser will indemnify and hold Seller and Seller Owners harmless from and against any and all liabilities (including but not limited to reasonable attorneys’ fees) to which it may be subjected by reason of any finder’s, broker’s, financial advisor’s, investment banker’s or similar fee or commission with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by Purchaser or its Subsidiaries (including the Company Parties after the Closing).

Article X
NOTICES
     Any notice required or permitted to be given by any party under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next Business Day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day, or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt). Telephone numbers and email addresses are provided herein for convenience only, and communications by such means shall not constitute effective notice hereunder.
(a)  In the case of Purchaser:
Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334
Attn: Chief Executive Officer
Facsimile: 937-596-6539
Telephone: 937-596-6849
With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Ackneil M. Muldrow, III, Esq.
Facsimile: 212-872-1002
Telephone: 212-872-1000
E mail: tmuldrow@akingump.com
(b)  In the case of Seller or Seller Owners:
c/o Catterton Partners
7 Greenwich Office Park
599 W. Putnam Ave., Suite 200
Greenwich, Connecticut 06830
Attn: Scott Dahnke, Marc Magliacano and David McPherson
Facsimile: 203-629-4903
Telephone: 203-629-4901
E mail: scottd@cpequity.com
             marcm@cpequity.com
             davem@cpequity.com

With a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Eunu Chun, Esq. and Ariel Yehezkel, Esq.
Facsimile: 212-446-4900
Telephone: 212-446-4800
E-mails: eunu.chun@kirkland.com
              ariel.yehezkel@kirkland.com
(c)  After the Closing, in the case of the Company Parties:
c/o Heartland Recreational Vehicles, LLC
1001 All-Pro Drive
Elkhart, Indiana 46514
Attn: Chief Executive Officer
Facsimile: 574-266-8702
Telephone: 574-266-8726
E mail: bbirish74@aol.com
and
Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334
Attn: Chief Executive Officer
Facsimile: 937-596-6539
Telephone: 937-596-6849
With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Ackneil M. Muldrow, III, Esq.
Facsimile: 212-872-1002
Telephone: 212-872-1000
E mail: tmuldrow@akingump.com
Article XI
MISCELLANEOUS
          SECTION 11.01 Expenses.
          (a) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and any other documents or instruments to be executed and delivered pursuant hereto, and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that Seller and each Seller Owner jointly and severally shall pay all such costs and expenses that Seller, the Company Parties and/or the Seller Limited Partners incurred prior to the Closing. After the Closing, any costs and expenses incurred by any party in connection with such party’s exercise of any rights hereunder or under the other documents and agreements executed in connection herewith shall also be paid by the party incurring such costs and expenses. The direction of the payment of the Cash Consideration pursuant to Section 2.01(a)(ii) shall in no way relieve Seller or the Seller Owners of their obligations under this Section 11.01(a).
          (b) In the event that any costs or expenses of Seller, Seller Owners, Seller Limited Partners or the Company Parties not paid by Seller pursuant to Section 4.01(a) and, instead, are payable by the Company Parties following the Closing, such costs and expenses shall be accrued and reserved on the Audited Closing Balance Sheet for purposes of Section 2.02.
          SECTION 11.02 Entire Agreement.
     This Agreement, together with the Exhibits, Schedules and Annexes annexed hereto, and the other documents and instruments to be executed and delivered pursuant hereto and thereto, constitutes the entire understanding and agreement by and among the parties hereto and thereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such parties with respect to the subject matter hereof.
          SECTION 11.03 Amendments and Waivers.
      Any term of this Agreement may be amended only by an instrument in writing and signed by all the Parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto, to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any party hereto, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          SECTION 11.04 Successors and Assigns.
     Neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          SECTION 11.05 Governing Law.
      This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
          SECTION 11.06 Severability.
     If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

          SECTION 11.07 No Third-Party Beneficiaries.
     Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided in Article VIII hereof and except that any Person expressly entitled to the rights set forth under Section 5.03 or Section 5.04 shall be an express third party beneficiary to this Agreement solely for the enforcement rights under such Section 5.03 or Section 5.04, as applicable.
          SECTION 11.08 Attorneys’ Fees.
      If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other document or instrument to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
          SECTION 11.09 Remedies.
      In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may, except as may otherwise be expressly provided in this Agreement, proceed to protect and enforce their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Notwithstanding anything to the contrary set forth herein, from and after the Closing Date, the provisions contained in Article VIII herein shall be the sole and exclusive remedy for monetary damages arising out of, resulting from or attributable to the breach of any representations or warranties made pursuant to Article III, Article III.A, Article III.B or Article IV of this Agreement, absent fraud, intentional misconduct or intentional misrepresentation.
          SECTION 11.10 Consent to Jurisdiction and Service of Process; WAIVER OF JURY TRIAL.
     Each party hereby consents to the personal jurisdiction of the courts of the County and State of New York located in New York, New York and of the United States District Court for the Southern District of New York, each as may have competent jurisdiction, with respect to any dispute or controversy arising under or in connection with this Agreement and agrees that process issued out of any such court or in accordance with the rules of practice of such court may be served by mail or other form of substituted service to such party at the addresses and with copies as provided in Article X and that any actions therein may be consolidated in a single action. Each party also agrees not to bring any dispute or controversy arising under or in connection with this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any dispute or controversy so brought and waives any bond, surety, or other security that may be required of any other party hereto with respect such dispute or controversy. Nothing contained herein shall be deemed to prevent any party from effecting service of process upon any other party in any other manner permitted by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY

ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
          SECTION 11.11 Counterparts.
     This Agreement may be executed in two or more counterparts (including facsimile and scanned and emailed counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          SECTION 11.12 Certain References; Captions.
      Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms “herein”, “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. The terms “include”, “including” or other similar terms shall be deemed to be followed by the words “without limitation” or “but not limited to”. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement. All references to the term “Business Day” shall mean any day on which banks in New York are not required or permitted to be closed.
          SECTION 11.13 Interpretation.
     This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of any party.
          SECTION 11.14 Knowledge.
      As used in this Agreement, the term “knowledge” (or words of similar import) means, with respect to (a) the Company Parties, the actual knowledge of Brady, Culbertson, Hoffman, Rhymer and Dennis Donat, (b) Purchaser, the actual knowledge of Peter B. Orthwein, Christian G. Farman, Richard E. Riegel, III, Ronald Fenech and Walter L. Bennett and (c) Seller, the actual knowledge of Scott A. Dahnke, David Heidecorn and Marc Magliacano, in each case after reasonable inquiry of their direct reports.
          SECTION 11.15 Material Adverse Effect.
      As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company Parties, any change, event, circumstance, occurrence or effect that has a material adverse effect on the financial condition, business, results of operations or prospects of the Company Parties taken as a whole or the consummation of the transactions contemplated by this Agreement; provided, that any change, event, circumstance, occurrence or effect arising from or attributable to: (a) the United States economy generally; (b) acts of terrorism, acts of war or the escalation of hostilities; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP; (e) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (f) the public announcement of the transactions contemplated by this Agreement prior to the date hereof; (g) any failure by any Company Party to meet any internal or published projections, or forecasts of revenue or earnings predictions, for any period ending on or after the date of this Agreement; or (h) the completion of the transactions contemplated hereby, shall, not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur; provided, further, however, that (x) changes, events, circumstances, occurrences or effects set forth in clause (a), (b), (c), (d) or (e) above may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such changes, events, circumstances, occurrences or effects have a materially disproportionate adverse effect on the Company Parties as compared to other participants in the market segments in which the Company Parties operate, and (y) the exceptions in clauses (g) above shall not prevent or otherwise affect a determination that the underlying cause of any failure referred to therein is a Material Adverse Effect.
          SECTION 11.16 Delivery to Purchaser.
     As used in Article III of this Agreement, the term “delivered” with respect to documents and other materials delivered to Purchaser means delivery to Purchaser or Purchaser’s advisors (including attorneys and accountants) that were engaged by Purchaser or its Subsidiaries in connection with the transactions contemplated by this Agreement.
          SECTION 11.17 Defined Terms.1
     The following terms used in this Agreement shall have the meanings set forth in the corresponding Sections or subsections of this Agreement:

“Agreement”	Heading Paragraph
“Audited Closing Balance Sheet”	Section 2.02(a)(ii)
“Audited Closing Cash”	Section 2.02(a)(i)
“Brady”	Section 6.01(i)
“Business”	Whereas Clause 1
“Business Day”	Section 11.12
“Cap”	Section 8.03(c)
“Capital Leases Adjustment”	Section 2.02
“Cash Adjustment”	Section 2.02
“Cash Consideration”	Section 2.01
“Closing”	Section 7.01
“Closing Audit Date”	Section 2.02(a)
“Closing Date”	Section 7.01
“Closing Date Debt Obligations”	Section 2.01(a)(i)
“Code”	Section 2.02(b)
“Collateral Sources”	Section 8.02(a)
“Company”	Heading Paragraph

[1]	Note to Draft: To be updated.

“Company Audited Balance Sheet”	Section 3.06
“Company Audited Statements”	Section 3.06
“Company Benefit Plans”	Section 3.20(a)
“Company Intellectual Property Rights”	Section 3.14
“Company Parties”	Heading Paragraph
“Company Unaudited Statements”	Section 3.06
“Crowe”	Section 2.02(a)(i)
“Culbertson”	Section 6.01(i)
“Datasite”	Section 3.01
“delivered”	Section 11.16
“Deductible”	Section 8.03(b)
“Disclosure Schedule”	Article III
“Election Notice”	Section 5.03(h)
“Environmental Claims”	Section 3.28(g)(i)
“Environmental Laws”	Section 3.28(g)(ii)
“Environmental Permits”	Section 3.28(g)(iii)
“ERISA”	Section 3.20(a)
“Estimated Capital Leases Amount”	Section 2.01
“Estimated Closing Cash”	Section 2.01(a)(i)
“Equity Consideration”	Section 2.01
“Exchange Act”	Section 4.03(a)
“Financial Statements”	Section 3.06
“Final Capital Leases Amount”	Section 2.02(a)(iv)
“Final Closing Cash”	Section 2.02(a)(iv)
“Final Stockholder Equity”	Section 2.02(a)(iv)
“Fundamental Representations”	Section 8.03(a)
“GAAP”	Section 2.01
“Governmental Entity”	Section 3.05
“Hazardous Materials”	Section 3.28(g)(iv)
“HFS”	Section 3.03(a)
“Historic Tax Indemnitee”	Section 5.03(b)
“Holdings”	Heading Paragraph
“Holdings Common Stock”	Section 3.02(a)
“Holdings Unaudited Balance Sheet”	Section 3.06
“Holdings Unaudited Statements”	Section 3.06
“Hoffman”	Section 6.01(i)
“HSR Act”	Section 3.05(a)
“Indemnitee”	Section 8.05(a)
“Indemnitor”	Section 8.05(a)
“Independent Firm”	Section 2.02(a)(iv)
“Intellectual Property Rights”	Section 3.14
“Investor Letter”	Section 5.06
“IRS”	Section 3.20(b)
“Key Employee”	Section 3.19(a)(i)
“knowledge”	Section 11.14
“Law”	Section 3.23
“Leased Real Property”	Section 3.10(b)
“Licenses”	Section 3.15
“Liens”	Section 3.05(b)
“Losses”	Section 8.02(a)
“Material Adverse Effect”	Section 11.15
“Material Agreements”	Section 3.09
“NHTSA”	Section 3.24
“Non-Competition Agreements”	Section 6.01(i)
“NYSE”	Section 4.09

“Objection Notice”	Section 2.02(a)(ii)
“Organizational Documents”	Section 3.01
“Owned Real Property”	Section 3.10(a)
“PCBs”	Section 3.28(e)
“Permitted Liens”	Section 3.05(b)
“Person”	Section 3.01
“Pre-Closing Tax Period”	Section 8.04(a)
“Products”	Whereas Clause 1
“Proposed Cash Amount”	Section 2.02(a)(ii)
“Proposed Capital Leases Amount”	Section 2.02(a)(ii)
“Proposed Closing Balance Sheet”	Section 2.02(a)
“Purchaser”	Heading Paragraph
“Purchaser Controlled Proceeding”	Section 5.03(i)
“Purchaser Indemnified Persons”	Section 8.02(a)
“Purchase Price”	Section 2.01
“Purchased Shares”	Whereas Clause 2
“Real Property”	Section 3.10(c)
“Real Property Leases”	Section 3.10(b)
“Release”	Section 3.28(g)(v)
“Registration Rights Agreement”	Section 6.01(j)
“Restricted Parties”	Section 6.01(m)
“Rhymer”	Section 6.01(i)
“SEC”	Section 4.07
“SEC Reports”	Section 4.07
“Securities Act”	Section 4.03(a)
“Seller”	Heading Paragraph
“Seller Controlled Proceeding”	Section 5.03(h)
“Seller Indemnified Persons”	Section 8.02(b)
“Seller Limited Partners”	Section 2.01(b)
“Seller Owners”	Heading Paragraph
“Seller Partnership Agreement”	Section 3.07A(b)
“Seller Releases”	Section 6.01(k)
“Stock Restriction Agreement”	Section 6.01(m)
“Stockholder Equity”	Section 2.02
“Straddle Period”	Section 8.04(c)(i)
“Subsidiaries”	Section 3.01
“Tax Attribute”	Section 8.02(c)
“Tax Claim”	Section 5.03(g)
“Tax Proceeding”	Section 5.03(k)
“Tax Return”	Section 3.18(k)
“Tax Reserve”	Section 5.03(d)
“Taxes”	Section 3.18(k)
“Third Party Claim”	Section 8.05(b)
“Threshold”	Section 8.03(a)
“Top Dealers”	Section 3.27(a)
“Unaudited Statements”	Section 3.06
“U.S. Export Control Laws”	Section 3.23
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	HEARTLAND RV HOLDINGS, L.P.
	By:	/s/ Scott A. Dahnke
		Name:	Scott A. Dahnke
		Title:	President

HOLDINGS:	TOWABLE HOLDINGS, INC.
	By:	/s/ Brian R. Brady
		Name:	Brian R. Brady
		Title:	President

COMPANY:	HEARTLAND RECREATIONAL VEHICLES, LLC
	By:	/s/ Brian R. Brady
		Name:	Brian R. Brady
		Title:	President

SELLER OWNERS:	CATTERTON PARTNERS VI, L.P. By: Catterton Managing Partner VI, L.L.C., its managing general partner By: CP6 Principals, L.L.C., its managing member
	By:	/s/ Scott A. Dahnke
		Name:	Scott A. Dahnke
		Title:	Authorized Signatory

CATTERTON PARTNERS VI OFFSHORE, L.P. By: Catterton Managing Partner VI, L.L.C., its managing general partner

By: CP6 Principals, L.L.C., its managing member
	By:	/s/ Scott A. Dahnke
		Name:	Scott A. Dahnke
		Title:	Authorized Signatory

PURCHASER:	THOR INDUSTRIES, INC.
	By:	/s/ Peter B. Orthwein
		Name:	Peter B. Orthwein
		Title:	Chief Executive Officer

2